(Filed on behalf of Exelon Corporation and Exelon Generation Company, LLC)


                                                                 EXECUTION COPY


                           PURCHASE AND SALE AGREEMENT
                                   dated as of
                                October 10, 2003
                                     between
                         BRITISH ENERGY INVESTMENT LTD.
                                       and
                         EXELON GENERATION COMPANY, LLC
                        relating to the sale and purchase
                                       of
              100% of the shares of British Energy US Holdings Inc.

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1 DEFINITIONS..........................................................1
        SECTION 1.1   DEFINITIONS..............................................1
        SECTION 1.2   ACCOUNTING TERMS........................................15

ARTICLE 2 PURCHASE AND SALE...................................................15
        SECTION 2.1   PURCHASE AND SALE OF THE BEUSH SHARES FROM
                        BRITISH ENERGY........................................15
        SECTION 2.2   ADJUSTMENT TO PURCHASE PRICE............................15
        SECTION 2.3   CLOSING.................................................17
        SECTION 2.4   DELIVERIES BY BRITISH ENERGY AT CLOSING.................18
        SECTION 2.5   DELIVERIES BY BUYER AT CLOSING..........................19

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER............................19
        SECTION 3.1   CORPORATE EXISTENCE AND POWER OF SELLER AND THE
                        MEMBERS OF THE COMPANY GROUP..........................20
        SECTION 3.2   AUTHORIZATION, EXECUTION AND ENFORCEABILITY
                        OF TRANSACTIONS.......................................20
        SECTION 3.3   NON-CONTRAVENTION.......................................20
        SECTION 3.4   CONSENTS AND APPROVALS..................................20
        SECTION 3.5   FINANCIAL STATEMENTS....................................21
        SECTION 3.6   NO OTHER LIABILITIES....................................21
        SECTION 3.7   OWNERSHIP OF BEUSH SHARES...............................21
        SECTION 3.8   CAPITALIZATION OF BEUSH.................................21
        SECTION 3.9   OWNERSHIP OF INTERESTS IN THE COMPANY...................21
        SECTION 3.10   BEUSH OPERATIONS.......................................22
        SECTION 3.11   BRITISH ENERGY LP OPERATIONS...........................22
        SECTION 3.12   BRITISH ENERGY US INVESTMENTS LLC OPERATIONS...........22
        SECTION 3.13   ABSENCE OF CERTAIN CHANGES.............................23
        SECTION 3.14   LITIGATION.............................................23
        SECTION 3.15   MATERIAL CONTRACTS.....................................23
        SECTION 3.16   QUALIFIED DECOMMISSIONING FUNDS........................24
        SECTION 3.17   NONQUALIFIED DECOMMISSIONING FUNDS.....................25
        SECTION 3.18   INSURANCE..............................................26
        SECTION 3.19   COMPLIANCE WITH LAWS...................................26
        SECTION 3.20   ENVIRONMENTAL MATTERS..................................26
        SECTION 3.21   EMPLOYEES..............................................28
        SECTION 3.22   EMPLOYEES BENEFIT PLANS................................28
        SECTION 3.23   TAXES..................................................30
        SECTION 3.24   CONDEMNATION...........................................31
        SECTION 3.25   REAL PROPERTY..........................................31
        SECTION 3.26   PERMITS................................................31
        SECTION 3.27   PLANT AND EQUIPMENT; PERSONAL PROPERTY.................32

        SECTION 3.28   BANK ACCOUNTS..........................................32
        SECTION 3.29   INTELLECTUAL PROPERTY..................................32
        SECTION 3.30   SUBSIDIARIES...........................................32
        SECTION 3.31   UTILITIES..............................................32
        SECTION 3.32   BOOKS AND RECORDS......................................33
        SECTION 3.33   AFFILIATE TRANSACTIONS.................................33
        SECTION 3.34   BANKRUPTCY; SOLVENCY...................................33
        SECTION 3.35   FINDERS' OR BROKERS' FEES..............................33
        SECTION 3.36   DOE STANDARD SPENT FUEL CONTRACTS AND PAYMENT OF
                        DEFERRED ONE-TIME FEES................................33
        SECTION 3.37   PRICES AND TERMS FOR PURCHASE BY EXELON OF POWER
                        FROM THE FACILITIES...................................33
        SECTION 3.38   DISCLOSURE.............................................34
        SECTION 3.39   INQUIRIES BY SELLER....................................34
        SECTION 3.40   LIMITATION OF REPRESENTATIONS AND WARRANTIES...........34

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER.............................34
        SECTION 4.1   EXISTENCE AND POWER OF BUYER............................34
        SECTION 4.2   AUTHORIZATION...........................................35
        SECTION 4.3   NON-CONTRAVENTION.......................................35
        SECTION 4.4   CONSENTS AND APPROVALS..................................35
        SECTION 4.5   FINDERS' OR BROKERS' FEES...............................35
        SECTION 4.6   AVAILABILITY OF FUNDS...................................35
        SECTION 4.7   LITIGATION..............................................36
        SECTION 4.8   DUE DILIGENCE...........................................36
        SECTION 4.9   ABSENCE OF CERTAIN EVENTS...............................36
        SECTION 4.10   NO KNOWLEDGE OF BREACH.................................36
        SECTION 4.11   INQUIRIES BY BUYER.....................................36

ARTICLE 5 COVENANTS...........................................................36
        SECTION 5.1   GENERAL.................................................36
        SECTION 5.2   NOTICES, CONSENTS AND APPROVALS.........................36
        SECTION 5.3   OPERATION OF BUSINESS OF COMPANY GROUP DURING
                        INTERIM PERIOD........................................38
        SECTION 5.4   ACCESS AND INVESTIGATIONS DURING INTERIM PERIOD.........41
        SECTION 5.5   CERTAIN NOTICES.........................................42
        SECTION 5.6   FURTHER ASSURANCES; POST-CLOSING COOPERATION............43
        SECTION 5.7   GUARANTEES..............................................44
        SECTION 5.8   CONFIDENTIALITY.........................................44
        SECTION 5.9   PUBLIC ANNOUNCEMENTS....................................44
        SECTION 5.10   TAX MATTERS............................................45
        SECTION 5.11   INTERCOMPANY LOANS.....................................47
        SECTION 5.12   CORPORATE NAMES........................................47
        SECTION 5.13   ISRA CLEARANCE.........................................48
        SECTION 5.14   REIMBURSEMENT OF NONQUALIFIED DECOMMISSIONING FUNDS....48

        SECTION 5.15   DOCUMENTS RELATING TO LIABILITY FOR PAYMENT OF
                         ONE-TIME FEE FOR SPENT FUEL DISPOSAL.................48
        SECTION 5.16   PROHIBITED TRANSACTIONS................................49
        SECTION 5.17   FINANCIAL STATEMENTS...................................49
        SECTION 5.18   TRANSMISSION...........................................50
        SECTION 5.19   RISK OF LOSS...........................................50

ARTICLE 6 CONDITIONS TO CLOSING...............................................51
        SECTION 6.1   CONDITIONS TO OBLIGATIONS OF BUYER AND BRITISH
                        ENERGY................................................51
        SECTION 6.2   CONDITION TO OBLIGATION OF BUYER........................52
        SECTION 6.3   CONDITIONS TO OBLIGATION OF BRITISH ENERGY..............53

ARTICLE 7 INDEMNIFICATION.....................................................54
        SECTION 7.1   INDEMNIFICATION BY SELLER...............................54
        SECTION 7.2   INDEMNIFICATION BY BUYER................................54
        SECTION 7.3   LIMITATIONS ON INDEMNITY................................54
        SECTION 7.4   INDEMNITY PROCEDURES....................................55
        SECTION 7.5   PROCEDURAL REQUIREMENTS FOR ENVIRONMENTAL
                        CLAIMS BY BUYER.......................................56
        SECTION 7.6   SURVIVAL AND TIME LIMITATION............................57
        SECTION 7.7   SPECIFIC INDEMNITY BY SELLER............................57
        SECTION 7.8   FURTHER INDEMNITY LIMITATIONS...........................58
        SECTION 7.9   SOLE AND EXCLUSIVE REMEDY...............................58

ARTICLE 8 TERMINATION.........................................................58
        SECTION 8.1   TERMINATION.............................................58
        SECTION 8.2   EFFECT OF TERMINATION...................................59
        SECTION 8.3   REMEDIES................................................59

ARTICLE 9 MISCELLANEOUS.......................................................61
        SECTION 9.1   NOTICES.................................................61
        SECTION 9.2   AMENDMENTS; NO WAIVERS..................................62
        SECTION 9.3   EXPENSES................................................62
        SECTION 9.4   SUCCESSORS AND ASSIGNS..................................62
        SECTION 9.5   GOVERNING LAW...........................................62
        SECTION 9.6   COUNTERPARTS; EFFECTIVENESS.............................62
        SECTION 9.7   ENTIRE AGREEMENT........................................62
        SECTION 9.8   CAPTIONS................................................63
        SECTION 9.9   THIRD PARTY BENEFICIARIES...............................63
        SECTION 9.10   SEVERABILITY...........................................63
        SECTION 9.11   CONSTRUCTION...........................................63
        SECTION 9.12   CONSENT TO JURISDICTION................................63
        SECTION 9.13   WAIVER OF PUNITIVE AND OTHER DAMAGES AND JURY TRIAL....64
        SECTION 9.14   GOOD FAITH COVENANT....................................64
        SECTION 9.15   BUYER OBLIGATIONS......................................64

        SECTION 9.16   DISPUTE RESOLUTION.....................................64
        SECTION 9.17   CHANGE IN LAW..........................................65
        SECTION 9.18   TIME IS OF THE ESSENCE; ACTION ON A BUSINESS DAY.......65

                                                            Exhibits & Schedules


Exhibit A(i)       Form British Energy Scottish Counsel Opinion
Exhibit A(ii)      Form British Energy U.S. Counsel Opinion
Exhibit B          [Intentionally Deleted]
Exhibit C          FIRPTA Affidavit
Exhibit D          Form of Seller Guaranty
Exhibit E          [Intentionally Deleted]
Schedule 1.1(a)    Seller Knowledge Group
Schedule 1.1(b)    Buyer Knowledge Group
Schedule 2.2       Working Capital Target
Schedule 2.2(d)    Capital Expenses Plan
Schedule 3.2       Authorization, Execution and Enforceability of Transactions
Schedule 3.3       Seller Non-Contravention
Schedule 3.4       Consents and Approvals
Schedule 3.5       Financial Statements
Schedule 3.6       Other Liabilities
Schedule 3.8       BEUSH Options, Warrants and Purchase Rights
Schedule 3.10      BEUSH Operations Exceptions
Schedule 3.11      British Energy, LP Operations Exceptions
Schedule 3.12      BEUILLC Operations Exceptions
Schedule 3.13      Absence of Certain Changes
Schedule 3.14      Litigation
Schedule 3.15      Material Contracts
Schedule 3.16      Qualified Decommissioning Funds
Schedule 3.17      Nonqualified Decommissioning Funds
Schedule 3.18      Insurance
Schedule 3.19      Compliance with Laws
Schedule 3.20      Environmental Matters
Schedule 3.21      Collective Bargaining Agreements; Employee Matters
Schedule 3.22      Employee Benefit Plans
Schedule 3.23      Taxes
Schedule 3.24      Condemnation
Schedule 3.25      Real Property
Schedule 3.26      Permits
Schedule 3.27      Plant and Equipment; Personal Property
Schedule 3.28      Bank Accounts
Schedule 3.30      Subsidiaries
Schedule 3.33      Affiliate Transactions
Schedule 3.37      Prices and Terms for Purchase by Exelon Power from the
                   Facilities
Schedule 4.3       Buyer Non-Contravention
Schedule 4.4       Consents and Approvals
Schedule 5.3(a)    Operation of Business of Company Group During Interim Period
Schedule 5.7       Guarantees
Schedule 5.11      Intercompany Loans

Schedule 5.17      Financial Statements During Interim Period
Schedule 6.2(d)    Buyer Regulatory Approvals
Schedule 6.3(d)    British Energy Regulatory Approvals

                                                                  EXECUTION COPY


                           PURCHASE AND SALE AGREEMENT

         PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of October 10, 2003 between British Energy Investment Ltd., a Scottish company limited by shares ("British Energy" or "Seller"), and Exelon Generation Company, LLC, a Pennsylvania limited liability company ("Buyer"). British Energy and Buyer are referred to herein individually as a "Party" and collectively as the "Parties".

         WHEREAS, British Energy owns all of the issued and outstanding capital stock (the "BEUSH Shares") of British Energy US Holdings Inc., a Delaware corporation ("BEUSH"), and BEUSH holds indirectly through its one hundred percent (100%) owned subsidiary British Energy LP, a Delaware limited partnership, fifty percent (50%) of the ownership interests in AmerGen Energy Company, LLC, a Delaware limited liability company (the "Company"); and

         WHEREAS, pursuant to a notice from Buyer, dated October 3, 2003, Buyer has elected, pursuant to the requirements of, and in accordance with, the Limited Liability Company Agreement (as defined below), to exercise its right of first refusal to purchase the BEUSH Shares;

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and on the terms and subject to the conditions set forth herein, the Parties hereto agree as follows:

                                   ARTICLE 1

                                   Definitions

         SECTION 1.1 Definitions.

         The following terms, as used herein, have the following meanings:

         "Acceptance Notice" is defined in Section 7.4(a).

         "Action" means any action, suit, proceeding, condemnation, investigation or audit by or before any court or other Governmental Authority, or any arbitration proceeding.

         "Adjusted Purchase Price" is defined in Section 2.2(a).

         "Adjustment Amount" is defined in Section 2.2(f).

         "Adjustment Statement" is defined in Section 2.2(f).

         "Affiliate" means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. The concept of control, controlling or controlled as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" is defined in the Introduction.

         "Application" or "Applications" means all necessary or appropriate actions to request NRC or FERC approval of a transfer of the BEUSH Shares, indirect transfers of the Facilities' NRC licenses, or any amendment to the Facilities' NRC licenses and such other matters as may be necessary or appropriate with respect to the NRC or FERC in connection with the transactions contemplated hereunder.

         "Assets" means, individually or in the aggregate, the assets and properties of the Company, including, without limitation, the Facilities.

         "Atomic Energy Act" means the Atomic Energy Act of 1954, as amended, 42 U.S.C. Section 2011 et seq., or any successor statute.

         "BEUILLC" means British Energy US Investments, LLC, a Delaware limited liability company.

         "BEUSH" means British Energy US Holdings, Inc., a Delaware corporation.

         "BEUSH Working Capital" means the Working Capital of the Company Group (excluding the Company Working Capital).

         "BEUSH Working Capital Target" is defined in Section 2.1.

         "BEUSH Shares" is defined in the Recitals.

         "British Energy" means British Energy Investment Ltd., a Scottish company limited by shares.

         `British Energy LP" means British Energy LP, a Delaware limited partnership.

         "British Energy Regulatory Approvals" is defined in Section 6.3(d).

         "Business" means the business and operations of the Company Group.

         "Business Day" shall mean any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

         "Buyer" is defined in the Introduction.

         "Buyer Indemnified Party" and "Buyer Indemnified Parties" are defined in Section 7.1.

         "Buyer Regulatory Approvals" is defined in Section 6.2(d).

         "Capital Projects" means capital projects of the Company included in the Company's budget for fiscal year 2003 except for Major Capital Projects.

         "Clinton" means the Clinton Nuclear Power Station located in Harp Township, Illinois and identified in NRC Operating License No. NPF-62, Docket No. 50-461, and the facilities, equipment, supplies and improvements relating exclusively thereto.

         "Clinton FSAR" means the report, as updated, that is required to be maintained for Clinton in accordance with the requirements of 10 CFR Section 50.71(e).

         "Clinton Technical Specifications" means the technical specifications included in the NRC license for Clinton in accordance with the requirements of 10 CFR Section 50.36.

         "Closing" is defined in Section 2.3.

         "Closing Date" means the date of the Closing.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collective Bargaining Agreements" is defined in Section 3.21.

         "Commercially Reasonable Efforts" means efforts which are reasonably within the contemplation of the Parties on the date hereof, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement; provided that, with respect to Buyer's obligations under Sections 5.1, 5.2 and 5.6, such term shall include any sale or other disposal of electric generation facilities or uncommitted electric generation capacity required to obtain the approval of FERC or any other Governmental Authority.

         "Company" means AmerGen Energy Company, LLC, a Delaware limited liability company.

         "Company Group" means BEUSH, BEUILLC, British Energy LP, the Company and their respective Subsidiaries.

         "Company Working Capital" means the Working Capital of the Company.

         "Company Working Capital Target" is defined in Section 2.1.

         "Confidentiality Agreement" means the confidentiality letter agreement dated March 26, 2003, by and among Citigroup Global Markets Inc. on behalf of Seller, and FPL.

         "Contested Proceeding" means a proceeding at NRC or FERC considering an Application which becomes subject to hearing or other extraordinary procedure by NRC or FERC.

         "Contested Taxes" is defined in Section 5.10(g).

         "Credit Facility Agreement" means the Credit Facility Agreement dated September 26, 2002, among the Secretary of State for Trade and Industry, British Energy plc and others, as extended by the Extension and Amendment Agreement, dated November 28, 2002 and the Further Extension and Amendment Agreement, dated March 7, 2003.

         "Decommissioning Trust Agreement" means the Amended and Restated Nuclear Decommissioning Master Trust Agreement effective October 16, 2001 among the Company and Mellon Bank, N.A., as trustee.

         "Decommissioning Trusts" means the revocable trusts created pursuant to the Decommissioning Trust Agreement, consisting of assets held as Qualified Decommissioning Funds and Nonqualified Decommissioning Funds.

         "DOE" means the U.S. Department of Energy or any successor thereto.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, (d) Employee Welfare Benefit Plan or material fringe benefit plan, program or arrangement or (e) profit sharing, bonus, stock option, stock purchase equity, stock appreciation, deferred compensation, incentive, severance plan or other benefit plan.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3 Subsection (2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3 Subsection (1).

         "Energy Reorganization Act" means the Energy Reorganization Act of 1974, as amended.

         "Environment" means soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life) and any other environmental medium or natural resource.

         "Environmental Claim" means a claim by any Person based upon a breach of Environmental Law or an Environmental Liability alleging loss of life, injury to persons, property or business, damage to natural resources or trespass to property.

         "Environmental Clean-Up Site" means any location which is listed or formally proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any action, suit, proceeding or investigation for any alleged violation of any Environmental Laws.

         "Environmental Laws" means all Laws including any binding administrative or judicial interpretation thereof in effect as of or prior to the date hereof relating to: (a) the regulation, protection and use of the Environment; (b) the conservation, management, development, control and/or use of land with respect to natural resources and wildlife; or (c) the management, manufacture, possession, use, generation, transportation, treatment, storage, disposal, Release, abatement, removal, remediation, or handling of or exposure to, any Hazardous Substances; and includes, without limitation, the following federal statutes (and their implementing regulations): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.ss.9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.ss.1801 et seq.; the Solid Waste Disposal Act, 42 U.S.C.ss.6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C.ss.1251 et seq.; the Clean Air Act of 1966, as amended, 42 U.S. C.ss.7401 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C.ss.2601 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C.ss.2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.ss.11001 et seq.; the Occupational Safety and Health Act, 29 U.S.C.ss.651 et seq., to the extent involving handling of or exposure to Hazardous Substances; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C.ss.136 et seq.; the Coastal Zone Management Act of 1972, as amended, 16 U.S.C.ss.1451 et seq.; the Rivers and Harbors Act of 1899, as amended, 33 U.S.C.ss.401 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C.ss. 1531 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C.ss.300(f) et seq.; all analogous or comparable state statutes and regulations; and any common law doctrine, including negligence, negligence per se, nuisance, trespass, personal injury or property damage relating to or arising out of the Release of or exposure to Hazardous Substances; provided, however, that in no event shall "Environmental Laws" include any Nuclear Laws.

         "Environmental Liability" means any Liability of the Company which: (i) arises under any Environmental Laws, as a result of (a) any violation or alleged violation of Environmental Laws, with respect to the ownership, operation or use of the Assets; (b) loss of life, injury to persons, property or business or damage to natural resources caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, above, adjacent to or migrating from the Assets, including, but not limited to, Hazardous Substances contained in building materials at the Assets or in the atmosphere, soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Assets; (c) the Remediation of Hazardous Substances that are present or have been Released at, on, in, under, above, adjacent to or migrating from the Assets, including, but not limited to, Hazardous Substances contained in building materials at the Assets or in the atmosphere, soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Assets; (d) loss of life, injury to persons, property or business or damage to natural resources caused (or allegedly caused) by the offsite disposal, storage, transportation, discharge, Release or recycling, or the arrangement for such activities, of Hazardous Substances, in connection with the ownership or operation of the Assets; and (e) the Remediation of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, in connection with the ownership or operation of the Assets, and (ii) is attributable to the Company's conduct during the Seller Ownership Period, provided, however, that in no event shall "Environmental Liability" include Nuclear Liability.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "Event of Loss" is defined in Section 5.19.

         "Exelon" means Exelon Generation Company, LLC. "Facilities" means Clinton, TMI-l and Oyster Creek, collectively.

         "Facility" means each of Clinton, TMI-1 and Oyster Creek.

         "FERC" means the Federal Energy Regulatory Commission, or its regulatory successor, as applicable.

         "Federal Power Act" means the Federal Power Act, 16 U.S.C. Section 792, et seq., as amended, or any successor statute.

         "Final Safety Analysis Reports" or "FSARs" means collectively, the Clinton FSAR, the TMI-l FSAR and the Oyster Creek FSAR, as required in accordance with 10 C.F.R. Section 50.71(e).

         "Financial Statements" is defined in Section 3.5.

         "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit, substantially in the form of Exhibit C hereto.

         "FPL" is defined in Section 8.1(b).

         "GAAP" means generally accepted accounting principles in the United States.

         "Good Utility Practices" means any of the practices, methods and activities engaged in and approved by a significant portion of the electric utility industry in the United States as good practices applicable to nuclear generating facilities of similar design, size and capacity during the relevant time period or any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent nuclear operator in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and applicable Law. Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the United States utility industry applicable to nuclear generating facilities.

         "Governmental Authority" means (a) any governmental, regulatory or administrative agency, commission, department, board or other governmental subdivision of (i) the United States of America, or (ii) any state, county, municipality or other governmental subdivision within the United States of America, and (b) any court, tribunal or arbitral body of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

         "Guarantees" is defined in Section 5.7.

         "Hazardous Substance" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos or asbestos-containing material, polychlorinated biphenyls, lead based paint or urea formaldehyde foam insulation, (b) any chemicals, materials, substances or wastes which are currently defined or regulated as "hazardous substances," "hazardous materials," "hazardous constituents," "extremely hazardous substances," "hazardous wastes," "restricted hazardous materials," "toxic substances," "toxic pollutants," "toxic air pollutants," "pollutants" or "contaminants" or words of similar meaning and regulatory effect under any Environmental Law, and (c) any other chemicals, materials, wastes or substances, the exposure to or treatment, storage, transportation, disposal or Release of which is prohibited, limited or regulated by any Environmental Law; provided, however, that "Hazardous Substances" shall specifically exclude any "Nuclear Material," as defined in this Agreement, to the extent regulated under any Nuclear Laws.

         "High Level Waste" means (a) Spent Nuclear Fuel, (b) liquid wastes resulting from the operation of the first cycle solvent extraction system, or its equivalent, and the concentrated wastes from subsequent extraction cycles, or their equivalent, in a facility for reprocessing irradiated reactor fuel, or
(c) solids into which such liquid wastes have been converted, or (d) any other material containing radionuclides in concentration or quantities that exceed NRC requirements for classification as Low Level Waste.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.

         "ICC" means the Illinois Commerce Commission and any successor agency thereto.

         "Indemnified Claim" is defined in Section 7.4(c).

         "Indemnified Party" is defined in Section 7.4(a).

         "Indemnifying Party" is defined in Section 7.4(a).

         "Independent Accounting Firm" means a nationally-recognized independent accounting firm in the United States mutually appointed by British Energy and Buyer.

         "Intercompany Loans" is defined in Section 5.11.

         "Interim Period" means that period of time commencing on the date hereof and ending on the Closing Date.

         "Inventory" means those items listed in the Company's Passport System with respect to Clinton and PIMS with respect to Oyster Creek and TMI-1.

         "Inventory Target Amount" is defined in Section 2.1.

         "ISRA" is defined in Section 5.13.

         "Knowledge" means (a) with respect to Seller, the actual knowledge of the individuals listed on Schedule 1.1(a), based on a reasonable inquiry of appropriate employees of the Company (including without limitation seconded employees of Seller) and (b), with respect to Buyer, the actual knowledge of the individuals listed on Schedule 1.1(b), based on a reasonable inquiry of appropriate employees of the Buyer.

         "Law" means any applicable statute, law, code, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, judgment, charge, license, interpretation, constitution, decree, common law, treaty or other official act or restriction of or by any Governmental Authority.

         "Leased Real Property" is defined in Section 3.25(b).

         "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or incurred or consequential, and whether due or to become due.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance, option, warrant, purchase right, lease or other encumbrance, or adverse claim of any kind in respect of such asset except for any of the foregoing contained in or granted pursuant to Section 7.3 of the LLC Agreement. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "Limited Liability Company Agreement" or "LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of the Company dated as of August 1, 2000, and amended on December 21, 2001 and May 1, 2002.

         "Losses" (and, with correlative meaning, "Loss") means any and all claims, Liabilities, losses, damages, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations and costs and expenses, including reasonable attorneys' fees, court costs and other costs of suit; provided, however, that with respect to any of the foregoing suffered or incurred by the Company, "Losses" for purposes of this Agreement shall in no event exceed 50% of the Company's Losses.

         "Low Level Waste" means waste material which contains radioactive nuclides emitting either primarily beta or gamma radiation, or both, in concentrations or quantities which exceed applicable federal or state standards for unrestricted release; provided that Low Level Waste shall not include any waste containing more than ten (10) nanocuries of transuranic contaminants per gram of material, Spent Nuclear Fuel, or material classified as either High Level Waste or waste which is unsuited for disposal by near-surface burial under any applicable federal regulations.

         "Major Capital Projects" means those capital projects of the Company involving expenditures in excess of $500,000, each of which is identified on
Schedule 2.2(d) and such other capital projects as may be agreed upon by the Parties after the date hereof.

         "Major Loss" is defined in Section 5.19(b).

         "Material Adverse Effect" means when used in connection with any Person, any change, effect, event, occurrence or state of facts (a) that is, or would likely be, materially adverse to the business, assets, properties, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, or (b) that prevents, or can reasonably be expected to prevent, such Person from performing any of its material obligations under this Agreement or consummation of the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not include any change (or changes taken together) generally affecting the international, national, regional or local wholesale or retail electric industry as a whole or nuclear generating facilities or their operations or operators as a whole which does not affect the Assets or the Parties in any manner or degree significantly different than the industry as a whole, including but not limited to (i) changes in markets for electric power, nuclear generation or fuel used in connection with the Assets,
(ii) changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Authority to address the events of September 11, 2001, or (iii) changes (individually or taken together) in the North American, national, regional or local electric transmission systems or operations thereof; and provided, further, that any loss, claim, occurrence, change or effect that is cured prior to the Closing Date (at Seller's expense), or that is a result of a change in general economic, regulatory or political conditions, shall not be considered a Material Adverse Effect.

         "Material Contract" is defined in Section 3.15.

         "Multiemployer Plan" means each Employee Benefit Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

         "NJBPU" means the New Jersey Board of Public Utilities and any successor agency thereto.

         "Nonqualified Decommissioning Fund(s)" means one or more of the external trust funds that do not meet the requirements of Code Section 468A or Treas. Reg. Section 1.468A-5, maintained by the Company pursuant to the Decommissioning Trust Agreements, as further defined in Section 3.17(a).

         "NQDF Tax Reimbursement" means the distribution from the Non-Qualified Decommissioning Funds for administrative costs and other incidental expenses for periods prior to the Closing Date.

         "NQDF Tax Reimbursement Share" means an amount equal to fifty percent (50%) of any NQDF Tax Reimbursement received by the Company up to a maximum amount of $12,500,000.

         "NRC" means the United States Nuclear Regulatory Commission, as established by Section 201 of the Energy Reorganization Act of 1974, as amended, 42 U.S.C. Section 5841, or any successor commission, agency or officer.

         "NRC Staff" means the regulatory staff of the NRC.

         "Nuclear Fuel" means all nuclear fuel assemblies in the Facilities' reactors on the Closing Date and any irradiated nuclear fuel assemblies that have been temporarily removed from the Facilities' reactors as of the Closing Date and all nuclear unirradiated fuel assemblies awaiting insertion into the Facilities' reactors, as well as all nuclear fuel constituents in any stage of the fuel cycle which are in the process of production, conversion, enrichment or fabrication for use in the Facilities or which have been or will be purchased for the Facilities.

         "Nuclear Fuel Amount" is defined in Section 2.1.

         "Nuclear Laws" means all applicable Federal, state, local, provincial, foreign and international civil and criminal Laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to the regulation of nuclear power plants, source material, byproduct material and special nuclear materials (as defined in the Atomic Energy Act); the regulation of Low Level Waste and High Level Waste; the transportation and storage of Nuclear Materials; the regulation of safeguards information; the regulation of nuclear fuel; the enrichment of uranium; the disposal and storage of High Level Waste and Spent Nuclear Fuel; contracts for any payments into the Nuclear Waste Fund; and as applicable, the antitrust laws and the Federal Trade Commission Act to specified activities or proposed activities of certain licenses of commercial nuclear reactors, but shall not include Environmental Laws. "Nuclear Laws" include the Atomic Energy Act of 1954, as amended (42 U.S.C. Section 2011 et seq.); the Price-Anderson Act (Section 170 of the Atomic Energy Act of 1954, as amended); the Energy Reorganization Act of 1974 (42 U.S.C. Section 5801 et seq.); Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97-351; 96 Stat. 1663); the Foreign Assistance Act of 1961 (22 U.S.C. Section 2429 et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. Section
3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C. Section 202lb et seq.); the Nuclear Waste Policy Act, (42 U.S.C. Section 10101 et seq., as amended); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. Section 2021d, 471); the Energy Policy Act of 1992 (4 U.S.C. Section 13201 et seq.); and any applicable state or local Laws analogous to the foregoing.

         "Nuclear Liability" means any Liability arising out of or resulting from the hazardous or radioactive properties of (a) Nuclear Material or any other fissionable isotope and (b) any fission product resulting from the fission process.

         "Nuclear Material" means any source, special nuclear or byproduct material, as defined in the Atomic Energy Act of 1954, as amended.

         "Nuclear Waste Fund" means the fund established pursuant to Section 302(c) of the Nuclear Waste Policy Act of 1982, as amended.

         "OCIP" is defined in Section 3.18.

         "Offsite Hazardous Substance Facility" means a location, or transport vehicle or vessel, which accepts or accepted Hazardous Substances for treatment, storage or disposal, other than a Facility.

         "Owned Real Property" is defined in Section 3.25(a).

         "Oyster Creek" means the Oyster Creek Nuclear Generating Station located in Lacey Township, New Jersey and identified in NRC Operating License No. DPR-16, Docket No. 50-219, and the facilities, equipment, supplies and improvements relating exclusively thereto.

         "Oyster Creek FSAR" means the report, as updated, that is required to be maintained for Oyster Creek in accordance with the requirements of 10 C.F.R.
Section 50.7 1(e).

         "Oyster Creek Technical Specifications" means the technical specifications included in the NRC License for Oyster Creek in accordance with the requirements of 10 C.F.R. Section 50.36.

         "PaPUC" means the Pennsylvania Public Utility Commission and any successor agency thereto.

         "Party" means either Buyer or Seller.

         "Parties" means Buyer and Seller collectively.

         "Permits" means all certificates, licenses, permits, approvals, consents, orders, exemptions, decisions and other actions of a Governmental Authority to the extent pertaining to the ownership or operation of the Company, the Assets or the Facilities.

         "Permitted Encumbrances" means and includes: (a) Liens for Taxes or other charges or assessments by any Governmental Authority to the extent that the payment thereof is not in arrears or otherwise due or is being contested in good faith; (b) encumbrances in the nature of zoning restrictions, building and land use Laws, ordinances, orders, decrees, restrictions or any other conditions imposed by or pursuant to any agreement with any Governmental Authority; provided, however, that the same do not materially detract from operation or use of such property; (c) easements granted or reserved by an instrument executed in connection with this Agreement or the transactions contemplated hereby or thereby, but excluding such encumbrances that secure indebtedness; (d) deposits or pledges made in connection with or to secure payment of workers' compensation, unemployment insurance, pension programs mandated under applicable Laws or other social security regulations; (e) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due; (f) any Lien or title imperfection with respect to the Assets created by or resulting from any act or omission of the Buyer; and (g) Liens arising under purchase money obligations to finance the purchase of, and limited to, equipment and other personal property.

         "Person" means an individual, corporation, partnership, limited partnership, association, trust, limited liability company, joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Plant Material Adverse Effect" means any event, circumstance, claim, occurrence, change or effect related to any Facility which could reasonably be expected to cause a Loss by the Buyer within one year following the Initial Closing Date in excess of $2,000,000 individually, or in excess of $10,000,000 in the aggregate; provided, however, that Plant Material Adverse Effect shall not include any change (or changes taken together) generally affecting the international, national, regional or local wholesale or retail electric industry as a whole or nuclear generating facilities or their operations or operators as a whole which does not affect the Assets or the Parties in any manner or degree significantly different than the industry as a whole, including but not limited to (a) changes in markets for electric power or fuel used in connection with the Assets, (b) changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Authority to address the events of September 11, 2001, or (c) changes (individually or taken together) in the North American, national, regional or local electric transmission systems or operations thereof; and provided, further, that any event, circumstance, claim, occurrence, change or effect that is cured prior to the Closing Date, at the Seller's expense, or that is a result of general economic, regulatory or political conditions, shall not be considered a Plant Material Adverse Effect.

         "Pledge Agreement" means the Pledge Agreement, dated September 27, 2002 and amended as of November 28, 2002, between the Secretary of State for Trade and Industry and BEUSH.

         "Pre-Closing ERISA Liability" shall mean any Liability or obligation of BEUSH, BEUILLC or British Energy LP as a result of such member of the Company Group being considered at any time prior to the Closing Date a single company with any other Person pursuant to ERISA Section 4001 or Section 414 of the Code.

         "Prime Rate" means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on loans to creditworthy corporate borrowers.

         "Prohibited Transactions" are defined in Section 5.16.

         "Property Tax Agreement" means agreements with a taxing authority having jurisdiction and powers to impose real property Tax, personal property Tax or other Taxes on the Assets.

         "Purchase Price" is defined in Section 2.1.

         "Qualified Decommissioning Funds" means the external trust funds that meet the requirements of Code Section 468A and Treas. Reg. Section 1.468A-5 maintained by the Company pursuant to the Decommissioning Trust Agreements, as further defined in Section 3.16(a).

         "Real Property Leases" is defined in Section 3.25(b).

         "Release" means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of any Hazardous Substance into the Environment that may cause an Environmental Liability (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substance). The term "Released" has a comparable meaning.

         "Remediation" means any and all of the following activities to the extent required under applicable Environmental Law to address the presence or Release of Hazardous Substances: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work as well as obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct such activities; (b) preparing and implementing any plans or studies for any such activities; (c) obtaining a written notice from a Governmental Authority with competent jurisdiction under Environmental Laws that no material additional work in connection with such activities is required; and (d) any other related activities required under Environmental Laws.

         "Representative" means, with respect to any Person, any of such Person's Affiliates and its or their agents (including, without limitation, accountants, counsel, directors, officers, employees, consultants, advisors or investment bankers).

         "Required Expenditure" is defined in Section 5.3(a).

         "Required Nuclear Expenditure" means a capital expenditure that is (a) required in order to satisfy an order from the NRC or other applicable legal requirement, (b) required in order to preclude, forestall or satisfy any form of NRC enforcement action (including, without limiting the generality of the foregoing, a so-called "confirmatory action letter"), or (c) necessary in order to cause a Facility to meet NRC regulations.

         "Schedule" means a schedule to this Agreement.

         "Seller" is defined in the Introduction.

         "Seller Indemnified Party" and "Seller Indemnified Parties" are defined in Section 7.2.

         "Seller Ownership Period" means, with respect to each Facility or Asset, the period of time beginning on the date on which the Company first acquired any direct or indirect ownership or leasehold interest in any Facility or Asset and ending on the Closing Date.

         "Seller Ownership Period Environmental Liability" shall mean any Liability under applicable Environmental Law in effect on or prior to the Closing Date, to the extent relating to (i) the disposal, storage, transportation, discharge, release, recycling or arrangement for such activities of Hazardous Substances at or from a Facility, at any Offsite Hazardous Substance Facility, or at a location other than the Facility to the extent caused by the Company Group, or by or on behalf of any member of the Company Group, where the initial disposal, storage, transportation, discharge, release or recycling of such Hazardous Substances occurred during the Seller Ownership Period, (ii) the failure during the Seller Ownership Period of any operations of any member of the Company Group to be in compliance with any applicable Environmental Laws, and (iii) any other act or failure to act (where there is a duty to act under Law) occurring during the Seller Ownership Period with respect to any Assets of the Company or its Subsidiaries or a Facility which gives rise to any Environmental Liability. By way of example, but not in limitation, civil or criminal claims and/or penalties arising from the 2002 fish kill incident involving Oyster Creek constitutes a Seller Ownership Period Environmental Liability.

         "Solvent" means, as to any Person, that such Person is able to pay its debts as they mature and owns property having a fair market value greater than the amount required to pay its debts.

         "Spent Nuclear Fuel" means fuel and other radioactive materials associated with nuclear fuel assemblies that have been withdrawn from a nuclear reactor following irradiation, and have not been chemically separated into its constituent elements by reprocessing.

         "Subsidiary" when used in reference to any Person means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Taking" is defined in Section 5.19.

         "Tax Basis" means the adjusted tax basis determined for federal income tax purposes under Code Section 1011(a).

         "Taxes" (and, with correlative meaning, "Tax") means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties and additions to tax, imposed by any Taxing Authority ,including without limitation all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, license, business enterprise, stamp, premium, environmental (including Taxes under Section 59 of the Code), capital stock, recordation, registration, estimated or other Tax or similar governmental charge or imposition of any kind or nature.

         "Taxing Authority" means any taxing authority, wherever located (i.e., whether federal, state, local, municipal or foreign).

         "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority with respect to Taxes including amendments thereto.

         "Technical Specifications" means, collectively, the Clinton Technical Specifications the TMI-1 Technical Specifications and the Oyster Creek Technical Specifications.

         "TMI-l" means Three Mile Island Unit 1 Nuclear Generating Facility located near Middletown, Pennsylvania and identified in NRC Operating License No. DPR-50, Docket No. 50-289, and the facilities, equipment, supplies and improvements relating exclusively thereto.

         "TMI-1 FSAR" means the report, as updated, that is required to be maintained for TMI-l in accordance with the requirements of 10 C.F.R. Section 50.71(e).

         "TMI-1 Technical Specifications" means the technical specifications included in the NRC license for TMI-1 in accordance with the requirements of 10 C.F.R. Section 50.36.

         "Transition Executive Committee" is defined in Section 5.3(b).

         "Working Capital" means the excess of current assets over current liabilities, determined in accordance with GAAP, consistently applied; provided, however, that for purposes of this computation, if any Tax Return is filed with respect to any member of the Company Group after June 30, 2003, and if such Tax Return reflects a higher initial Tax Basis for the assets of the Company than reported in prior Tax Returns as a result of a redetermination of the initial purchase price of such assets attributable to the nonqualified decommissioning liability, the excess, if any, of (a) the Taxes which would have been reported on such Tax Return had such Tax Return been filed without reflecting such higher Tax Basis, over (b) the Taxes reported on such Tax Return, shall be treated as a current liability, but only to the extent that such excess (whether in the form of a receivable, a Tax refund or a reduction in Tax liability) has otherwise been taken into account in determining Working Capital; provided further, that any distribution directly or indirectly from the Nonqualified Decommissioning Funds to any member of the Company Group in excess of (i) $25 million in the case of the Company, or (ii) the NQDF Tax Reimbursement Share in the case of any member of the Company Group other than the Company, shall be excluded from Working Capital.

         SECTION 1.2 Accounting Terms. Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings customarily given them in accordance with GAAP, and all financial computations hereunder or thereunder shall, unless otherwise specifically provided, be computed in accordance with GAAP consistently applied.

                                   ARTICLE 2

                                Purchase and Sale

         SECTION 2.1 Purchase and Sale of the BEUSH Shares from British Energy. Upon the terms and subject to the conditions of this Agreement, at the Closing, British Energy agrees to sell to Buyer, and Buyer agrees to purchase from British Energy, the BEUSH Shares. The aggregate purchase price for the BEUSH Shares will be $276,500,000 in cash (the "Purchase Price"), which shall be paid as provided in Section 2.5(f) and shall be subject to adjustment as provided in
Section 2.2. The Purchase Price includes an allowance of (i) negative $26,800,000 for the Working Capital of the Company (the "Company Working Capital Target"), (ii) negative $6,375,167 for the Working Capital of BEUSH (the "BEUSH Working Capital Target"), (iii) $31,100,000 for the book value of Inventory (the "Inventory Target Amount"), and (iv) $206,500,000 for the net book value of Nuclear Fuel (the "Nuclear Fuel Amount").

         SECTION 2.2 Adjustment to Purchase Price. The "Adjusted Purchase Price" shall be the Purchase Price, less the amounts payable pursuant to Section 2.5(g), as increased or decreased, as follows:

                  (a) There shall be an adjustment for Working Capital equal to
(i) fifty percent (50%) of the sum of the Company Working Capital as of the Closing Date minus the Company Working Capital Target, plus (ii) the sum of the BEUSH Working Capital minus the BEUSH Working Capital Target. The statement of the Company Working Capital as of the Closing Date shall be prepared by British Energy within sixty (60) days of the Closing Date using the same GAAP, policies and methods as the Company has historically used in connection with the calculation of the items reflected in the Company Working Capital Target set forth on Schedule 2.2. The statement of BEUSH Working Capital as of the Closing Date shall be prepared by British Energy within sixty (60) days of the Closing Date using the same GAAP, policies and methods as BEUSH has historically used in connection with the calculation of the items reflected in the BEUSH Working Capital Target set forth on Schedule 2.2. Buyer and British Energy each agree to cooperate in connection with the preparation of the statement of the Company Working Capital and the statement of BEUSH Working Capital as of the Closing Date and related information, and each shall provide to the other such books, records and information as may be reasonably requested from time to time.

                  (b) There shall be an adjustment for Inventory equal to fifty percent (50%) of the sum of the book value of the Inventory (including reductions for missing, unusable or obsolete Inventory on a basis consistent with the Company's past practices) as of the Closing Date minus the Inventory

Target Amount. The statement of the book value of the Inventory as of the Closing Date shall be prepared by British Energy within sixty (60) days of the Closing Date using the same GAAP, policies and methods as the Company has historically used in connection with the calculation of the book value of Inventory (including reductions for missing, unusable or obsolete Inventory on a basis consistent with the Company's past practices). Buyer and British Energy each agree to cooperate in connection with the preparation of the statement of the book value of Inventory as of the Closing Date and related information, and each shall provide to the other such books, records and information as may be reasonably requested from time to time.

                  (c) There shall be an adjustment for Nuclear Fuel equal to fifty percent (50%) of the sum of the net book value of the Nuclear Fuel as of the Closing Date minus the Nuclear Fuel Amount. The statement of the net book value of the Nuclear Fuel as of the Closing Date shall be prepared by British Energy within sixty (60) days of the Closing Date using the same GAAP, policies and methods as the Company has historically used in connection with the calculation of the net book value of Nuclear Fuel. Buyer and British Energy each agree to cooperate in connection with the preparation of the net book value of Nuclear Fuel as of the Closing Date and related information, and each shall provide to the other such books, records and information as may be reasonably requested from time to time.

                  (d) There shall be a downward adjustment for capital expenditures equal to (i) fifty percent (50%) of the excess, if any, of the budget for Capital Projects over the actual expenditures by the Company for such Capital Projects as of December 31, 2003, in the aggregate, plus (ii) fifty percent (50%) of the total projected costs to complete Major Capital Projects that the Company failed to complete on or prior to the Closing Date but were scheduled to be completed on or prior to such date, on a project by project basis, plus (iii) fifty percent (50%) of the Company's total expected costs as of the Closing Date to complete any unfinished Major Capital Projects that were not scheduled to be completed on or prior to such date in excess, if any, of the budget for such Major Capital Projects, on a project by project basis. The statement of the actual expenditures by the Company for Capital Projects and Major Capital Projects and the Company's projected costs to complete any unfinished Major Capital Projects shall be prepared by British Energy within sixty (60) days of the Closing Date using the same GAAP, policies and methods as the Company has historically used in connection with preparation of the budget set forth on Schedule 2.2(d). Buyer and British Energy each agree to cooperate in connection with the preparation of the actual expenditures by the Company for Major Capital Projects and the Company's projected costs to complete any unfinished Major Capital Projects as of the Closing Date and related information, and each shall provide to the other such books, records and information as may be reasonably requested from time to time.

                  (e) In addition to the adjustments pursuant to Sections 2.2(a) through (d) hereof, to the extent that prior to the Closing Date the Company has not disposed of all of its Low Level Waste, whether located at a Facility or at any other location, and the cost of such disposal is in excess of Five Hundred Thousand Dollars ($500,000) (in 2003 dollars), the Purchase Price shall be decreased by an amount equal to fifty percent (50%) of the excess of such amount (the cost of such disposal to be determined based on the Company's cost to dispose of such Low Level Waste under the terms of any existing contract pursuant to which such Low Level Waste may be disposed or, if no such contract exists, based on the prevailing industry costs as of a date as close to the Closing Date as practicable). The statement of the cost of disposal of Low Level Waste at each facility as of the Closing Date shall be prepared by British Energy within sixty (60) days of the Closing Date using the same GAAP, policies and methods as the Company has historically used in connection of such costs.

Buyer and British Energy each agree to cooperate in connection with the preparation of the costs of disposal of Low Level Waste as of the Closing Date and related information, and each shall provide to the other such books, records and information as may be reasonably requested from time to time.

                  (f) British Energy shall prepare an adjustment statement which reflects the Purchase Price as increased or decreased by each of the adjustments set forth in Sections 2.2(a) through (e) herein (in aggregate, the "Adjustment Amount", such statement being referred to herein as the "Adjustment Statement"). If the Adjustment Amount for the Company Group is positive, within ten (10) Business Days after Buyer's receipt of the Adjustment Statement, Buyer shall pay to British Energy an amount equal to Adjustment Amount. If the Adjustment Amount for the Company Group is negative, within ten (10) Business Days after Buyer's receipt of the Adjustment Statement, British Energy shall pay to Buyer an amount equal to the Adjustment Amount. If there is a dispute with respect to any amount on the Adjustment Statement, any undisputed amounts shall be paid within ten
(10) Business Days after Buyer's receipt of the Adjustment Statement. All payments made pursuant to this Section 2.2 shall be paid together with interest thereon for the period commencing on the Closing Date through the date of payment, calculated at an annual rate equal to the Prime Rate, in cash by wire transfer of immediately available funds.

                  (g) Buyer may dispute the Adjustment Amount; provided, however, that Buyer shall notify British Energy in writing of the disputed amount, and the basis of such dispute, within thirty (30) days of Buyer's receipt of the Adjustment Statement. In the event of a dispute with respect to the Adjustment Amount, Buyer and British Energy shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on Buyer and British Energy. If Buyer and British Energy are unable to reach a resolution of such differences within thirty (30) days of receipt of Buyer's written notice of dispute to British Energy, Buyer and British Energy shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to Buyer and British Energy, within thirty
(30) days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on Buyer and British Energy with respect to the amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be allocated between Buyer and British Energy so that Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by Buyer to the Independent Accounting Firm that is unsuccessfully disputed by Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by Buyer to the Independent Accounting Firm. Payment of the disputed amount shall be made by the appropriate Party within five (5) days of the final report of the Independent Accounting Firm together with interest thereon for the period commencing on the Closing Date through the date of payment, calculated at an annual rate equal to the Prime Rate, in cash by wire transfer of immediately available funds.

         SECTION 2.3 Closing. The closing (the "Closing") of the purchase and sale of the BEUSH Shares hereunder shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, at 10:00 a.m. (Eastern time), or another mutually acceptable time and location, on the date that is ten (10) Business Days following the date on which the last of the conditions precedent to Closing set forth in Article 6 of this Agreement has been either satisfied or waived by the Party for whose benefit such conditions precedent exist; provided, however, that if such date falls during the continuance of a scheduled outage at any of the Facilities, then the Closing shall occur on the earlier of (a) the second Business Day after the conclusion of such scheduled outage, and (b) the date that is thirty (30) days after satisfaction or waiver of the conditions precedent set forth in Sections 6.2(d) and 6.3(d) hereof Subject to the foregoing, the parties shall use their Commercially Reasonable Efforts to cause the Closing to occur, to the extent practicable and within the respective time periods set forth in the immediately preceding sentence, on the first Business Day of a calendar month and, in the event the Closing does not occur on the first Business Day of a calendar month, shall cooperate in good faith to determine and allocate any applicable costs and expenses of the Company among Seller and Buyer on a prorated basis for the month in which the Closing occurs. The Closing shall be effective for all purposes as of 12:01 a.m. (Eastern time) on the Closing Date.

         SECTION 2.4 Deliveries by British Energy at Closing. British Energy shall deliver or cause to be delivered the following at Closing:

                  (a) certificates confirming (i) British Energy's due and valid incorporation from the Registrar of companies in Scotland, and (ii) the good standing of the members of the Company Group from the Secretary of the State of the jurisdiction in which they are incorporated or organized, each dated within three (3) Business days of the Closing Date;

                  (b) the certificates for the BEUSH Shares free and clear of all Liens, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

                  (c) the certificates representing BEUSH' s partnership and membership interests in British Energy, LP and BEUILLC, free and clear of all Liens;

                  (d) the certificate representing British Energy, LP' s membership interest in the Company, free and clear of all Liens;

                  (e) resignations or terminations of the executive officers, directors and managers of each member of the Company Group appointed or designated by Seller or its Affiliates to such positions, effective as of the Closing Date;

                  (f) the officer's certificates required of British Energy by Sections 6.2(a) and 6.2(b);

                  (g) each of the legal opinions and documents required by
Section 6.2(f);

                  (h) evidence of the receipt of British Energy Regulatory Approvals;

                  (i) the consents and approvals listed on Items 1 and 2 of
Schedule 3.2;

                  (j) proof of repayment in full of the loans identified on
Schedule 5.11;

                  (k) a duly executed FIRPTA Affidavit;

                  (1) a guaranty, in the form of Exhibit D hereto, executed by British Energy plc in favor of Buyer, guaranteeing the obligations of British Energy under this Agreement (or a substitute guaranty or other credit support that guarantees the obligations of British Energy under this Agreement in form and substance reasonably acceptable to Buyer, has been executed); and

                  (m) such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by British Energy at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as Buyer or its counsel may reasonably request in connection with the purchase of the BEUSH Shares contemplated hereby.

         SECTION 2.5 Deliveries by Buyer at Closing. Buyer shall deliver or cause to be delivered the following at Closing:

                  (a) a certificate confirming the good standing of Buyer from Secretary of State of the Commonwealth of Pennsylvania, dated within three (3) Business days of the Closing Date;

                  (b) the officer's certificates required of Buyer by Sections 6.3(a) and 6.3(b);

                  (c) [Intentionally Omitted];

                  (d) evidence of the receipt of the Buyer Regulatory Approvals;

                  (e) the third party consents listed on Schedule 4.4;

                  (f) the Purchase Price (less any amounts loaned to British Energy LP pursuant to Section 2.5(g) hereof) in immediately available funds by wire transfer to an account of British Energy designated by British Energy by notice to Buyer not later than three (3) Business Days prior to the Closing Date;

                  (g) evidence of a loan by Buyer (or on Buyer's behalf) to British Energy LP of an amount in immediately available funds sufficient to pay in full to British Energy or its affiliates the net amount of all Intercompany Loans (including any unpaid, accrued interest and other fees as of the Closing
Date) to BEUSH and its Subsidiaries in accordance with Section 5.11; and

                  (h) such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as British Energy or its counsel may reasonably request in connection with the purchase of the BEUSH Shares contemplated hereby.

                                   ARTICLE 3

                    Representations and Warranties of Seller

         Seller hereby makes the following representations and warranties to Buyer as of the date hereof:

         SECTION 3.1 Corporate Existence and Power of Seller and the Members of the Company Group. Each of the Seller and the members of the Company Group is a limited liability company, corporation or limited partnership, as appropriate, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. True and correct copies of the organizational documents of Seller and the members of the Company Group, each as amended to date, have been delivered or made available to Buyer Each of the Seller and the members of the Company Group (i) has all requisite powers and authority required to carry on its business as now conducted, and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business make such qualification necessary, except where the failure to be so qualified, licensed and in good standing would not have a Material Adverse Effect on the Company.

         SECTION 3.2 Authorization, Execution and Enforceability of Transactions. British Energy has the full power and authority to execute and deliver this Agreement and, subject to receipt of the British Energy Regulatory Approvals or as disclosed on Schedule 3.2, to perform its obligations hereunder. Except as disclosed on Schedule 3.2, all necessary actions or proceedings to be taken by or on the part of British Energy to authorize and permit the due execution and valid delivery by British Energy of this Agreement, the performance by British Energy of its obligations hereunder, and the consummation by British Energy of the transactions contemplated herein, have been duly and properly taken (and true and valid evidence thereof has been provided to Buyer). This Agreement has been duly executed and validly delivered by British Energy, and, assuming due execution and delivery by Buyer and receipt of the British Energy Regulatory Approvals, or as disclosed on Schedule 3.2, constitutes the valid and legally binding obligation of British Energy, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium and other Laws affecting the rights of creditors generally and the application of general principles of equity (regardless of whether such enforceability is sought in equity or at law).

         SECTION 3.3 Non-contravention. Subject to British Energy obtaining the British Energy Regulatory Approvals, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any Law to which British Energy or any of its property is subject or any provision of the charter or by-laws of British Energy, or (ii) conflict with, result in a breach of, constitute a forfeiture of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, revoke, suspend or cancel, or require any notice under any agreement, contract, lease, Permit, license, instrument or other arrangement to which British Energy is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of the Assets), except for matters that, (x) in the aggregate, would not be likely to have a Material Adverse Effect on British Energy or its ability to perform its obligations under this Agreement and the Related Agreements or for which a consent or waiver shall have been obtained, (y) are disclosed on Schedule 3.3, or (z) arise in relation to any non-assigned rights under Permits, Material Contracts, or other agreements.

         SECTION 3.4 Consents and Approvals. Except as disclosed on Schedule 3.4, and except for British Energy Regulatory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any

Governmental Authority is necessary for the execution and delivery of this Agreement by British Energy, or the consummation of the transactions contemplated hereby.

         SECTION 3.5 Financial Statements. Set forth on Schedule 3.5 are (i) the audited consolidated balance sheets of the Company and the unaudited consolidated balance sheets of BEUSH in each case as of December 31, 2002 and the related audited (in the case of the Company) and unaudited (in the case of BEUSH) consolidated statements of income and cash flows for the year ended December 31, 2002, and (ii) the unaudited interim consolidated balance sheet of each such member of the Company Group for the three months ended March 31, 2003 and the related unaudited interim consolidated statements of income and cash flows for the three months ended March 31, 2003 (collectively, the "Financial Statements"). The Financial Statements fairly present, in conformity with GAAP, applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of such member of the Company Group as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject in the case of any unaudited interim financial statements to routine and recurring year-end adjustments which have not been and are not expected to be material in amount).

         SECTION 3.6 No Other Liabilities. None of the Company, BEUSH, BEUILLC or British Energy, LP has any liabilities other than (i) liabilities reflected on its balance sheets as disclosed on Schedule 3.5, (ii) liabilities which have arisen since March 31, 2003 in the ordinary course of business, (iii) liabilities described on Schedule 3.6, and (iv) liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 3.7 Ownership of BEUSH Shares. British Energy is and will be at the Closing the record and beneficial owner of the BEUSH Shares, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares) (other than those created by this Agreement, the LLC Agreement and restrictions on sales of stock under applicable securities laws and, prior to the Closing, other than any Lien or other limitation or restriction under the Credit Facility Agreement or the Pledge Agreement), and will transfer and deliver to Buyer at the Closing valid, good and marketable title to such BEUSH Shares free and clear of any such Lien and free and clear of any such limitation or restriction.

         SECTION 3.8 Capitalization of BEUSH. The BEUSH Shares constitute all of the outstanding equity interests in BEUSH. The BEUSH Shares have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of the preemptive rights of any Person. Except as shown on
Schedule 3.8, BEUSH has no outstanding convertible security, call, preemptive right, option, warrant, purchase right or other contract or commitment that would, directly or indirectly, require BEUSH to sell, issue or otherwise dispose of any equity interest in BEUSH.

         SECTION 3.9 Ownership of Interests in the Company. BEUSH is and will be at the Closing the beneficial indirect owner of fifty percent (50%) of the ownership interests in the Company, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) (other than those created by this Agreement, the LLC Agreement and restrictions on sales of stock under applicable securities laws and, prior to the Closing, other than any Lien or other limitation or restriction under the Credit Facility Agreement or the Pledge Agreement).

         SECTION 3.10 BEUSH Operations. Except as disclosed on Schedule 3.10,
(a) the business of BEUSH is and, since its formation, has been restricted solely to directly holding ninety-nine percent (99%) of the ownership interests in British Energy, LP and one hundred percent (100%) of the ownership interests in BEUILLC, and indirectly holding fifty percent (50%) of the ownership interests in the Company, and doing things necessary or incidental in connection with those activities; (b) BEUSH does not and, since its formation, has not, owned any assets, incurred any liabilities or engaged participated or invested in any business other than as described in clause (a) of this Section 3.10; (c) BEUSH does not and, since its formation, has not, had any employees, except to the extent it might be deemed to have, or have had, employees as a result of the employment by the Company of seconded employees from Affiliates of British Energy LP; (d) BEUSH does not have and, since its organization, has not had any outstanding debt obligations (other than the Intercompany Loans); (e) BEUSH is not a party to any contracts or agreements (other than the limited partnership agreement of British Energy LP); (f) BEUSH has no assets other than its ownership interests in British Energy LP and British Energy US Investments LLC; and (g) BEUSH has not incurred any other liabilities that remain outstanding.

         SECTION 3.11 British Energy LP Operations. Except as disclosed on
Schedule 3.11, (a) the business of British Energy LP is and, since its formation, has been restricted solely to directly holding fifty percent (50%) of the ownership interests in the Company and doing things necessary or incidental in connection with that activity; (b) British Energy LP does not and, since its formation, has not, owned any assets, incurred any liabilities or engaged, participated or invested in any business other than as described in clause (a) of this Section 3.11; (c) British Energy LP does not and, since its formation, has not, had any employees, except to the extent it might be deemed to have, or have had, employees as a result of the employment by the Company of seconded employees from Affiliates of British Energy LP; (d) British Energy LP does not have and, since its organization, has not had any outstanding debt obligations (other than the Intercompany Loans); (e) other than the LLC Agreement, British Energy LP is not a party to any contracts or agreements; (f) British Energy LP has no assets other than its ownership interests in the Company; and (g) British Energy LP has not incurred any other liabilities that remain outstanding.

         SECTION 3.12 British Energy US Investments LLC Operations. Except as disclosed on Schedule 3.12, (a) the business of BEUILLC is, and since its formation, has been, restricted solely to directly holding one percent (100%) of the ownership interests in British Energy LP and doing things necessary or incidental in connection with that activity; (b) BEUILLC does not and, since its formation, has not, owned any assets, incurred any liabilities or engaged, participated or invested in any business other than as described in clause (a) of this Section 3.12; (c) BEUILLC does not and, since its formation, has not, had any employees, except to the extent it might be deemed to have, or have had, employees as a result of the employment by the Company of seconded employees from Affiliates of British Energy LP; (d) BEUILLC does not have and, since its organization, has not had any outstanding debt obligations (other than the Intercompany Loans); (e) BEUILLC is not a party to any contracts or agreements (other than the limited partnership agreement of British Energy LP); (f) BEUILLC has no assets other than its ownership interests in British Energy LP; and (g) BEUILLC has not incurred any other liabilities that remain outstanding.

         SECTION 3.13 Absence of Certain Changes. Since December 31, 2002, except as disclosed on Schedule 3.13, as of the date hereof, there has not occurred (i) any Material Adverse Effect with respect to the Company Group, or
(ii) any Plant Material Adverse Effect.

         SECTION 3.14 Litigation. Except as set forth on Schedule 3.14, (i) there are no claims or Actions, pending, or to Seller's Knowledge threatened, which, individually or in the aggregate, would be likely to have a Plant Material Adverse Effect or a Material Adverse Effect on the Company, that challenge the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, or which, individually or in the aggregate, would be likely to have a Material Adverse Effect as to any member of the Company Group; (ii) no member of the Company Group is subject to any outstanding judgment, rule, order, citation, fine, penalty, writ, injunction or decree of any court, arbitrator or Governmental Authority which, individually or in the aggregate, would be likely to have a Material Adverse Effect; and (iii) no member of the Company Group has received any written notification that it is in violation of any Laws or Permits with respect to the Assets, except for notifications of violations which would not, individually or in the aggregate, be likely to have a Material Adverse Effect.

         SECTION 3.15 Material Contracts. Set forth in Part I of Schedule 3.15 is a list of all agreements and contracts to which any member of the Company Group is a party or by which any member of the Company Group is bound (except for Collective Bargaining Agreements and Employee Benefit Plans disclosed in other schedules to this Agreement) (i) involving an aggregate consideration, per contract, in excess of $150,000, or (ii) constituting a swap, exchange, commodity option or hedging agreement (the contracts referred to in the foregoing clauses (i) and (ii), the "Material Contracts").

                  Except as set forth in Part II of Schedule 3.15, no member of the Company Group is, in any material respect, in breach of or in default under, and no event has occurred and is continuing that would constitute a material default by a member of the Company Group under, any provision of any Material Contract, and no member of the Company Group has received written notice from any other party to any Material Contract that a member of the Company Group is in breach of such Material Contract, which breach has not been remedied, and, to Seller's Knowledge, no such other party is, in any material respect, in breach of or default under any provision of any such Material Contract. Except as set forth on Part II of Schedule 3.15, each Material Contract is in full force and effect and (except for those contracts which, pursuant to their terms, are to be and will be fully performed prior to the Closing Date) will remain in full force and effect upon consummation of the transactions contemplated hereby and is a valid agreement, arrangement or commitment of the member of the Company Group which is a party thereto, enforceable against such member of the Company Group in accordance with its terms and, to the knowledge of Seller, is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies. True, correct and complete copies of the Material Contracts have been made available to Buyer.

         SECTION 3.16 Qualified Decommissioning Funds.

                  (a) Except as disclosed on Schedule 3.16, the Company is the sole owner of the AmerGen Clinton-l Qualified Fund, AmerGen Three Mile Island-l Qualified Fund and AmerGen Oyster Creek Qualified Fund (collectively, the Qualified Decommissioning Funds), each of which is, and since its inception has been, treated as a nuclear decommissioning reserve fund in accordance with Code
Section 468A and is therefore treated as a corporation in accordance with Code
Section 468A(e)(2)(D). Each of the Company's Qualified Decommissioning Funds is a trust, validly existing and in good standing under the laws of the jurisdiction of its formation with all requisite authority to conduct its affairs as it now does. Seller has heretofore made available to Buyer a copy of the Decommissioning Trust Agreement provided by the Company as in effect on the date of this Agreement. Seller agrees to furnish Buyer with copies of all amendments to the Decommissioning Trust Agreement adopted after the date of this Agreement promptly after each such amendment has been adopted and provided by the Company to Seller. Each of the Company's Qualified Decommissioning Funds satisfies the requirements necessary for such fund to be treated as a "Nuclear Decommissioning Reserve Fund" within the meaning of Code section 468A(a) and as a "nuclear decommissioning fund" and a "qualified nuclear decommissioning fund" within the meaning of Treas. Reg. Section 1.468A- I (b)(3). Each such fund is in compliance in all material respects with all applicable rules and regulations of any Governmental Authority having jurisdiction (including, without limitation, the NRC, the PaPUC, the NJBPU, the FERC and the ICC). Except as set forth in
Schedule 3.16, none of the Company's Qualified Decommissioning Funds has engaged in any acts of "self-dealing" as defined in Treas. Reg. Section 1.468A-5(b)(2). No "excess contribution," as defined in Treas. Reg. Section 1.468A-5(c)(2)(ii), has been made to the Company's Qualified Decommissioning Funds which has not been withdrawn within the period provided under Treas. Reg. Section 1.468A-5(c)(2)(i) for withdrawals of excess contributions to be made without resulting in a disqualification of the funds under Treas. Reg. Section 1.468A-5(c)(l).

                  (b) The Company and/or the trustee of each of the Qualified Decommissioning Funds have filed or caused to be filed with the NRC, the IRS and any state or local Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by any of them. As of the Closing, the Company has not requested a revised schedule of ruling amounts and has not contributed any amounts to the Qualified Decommissioning Funds during the period that the Company has held such Qualified Decommissioning Funds.

                  (c) Seller has made available to Buyer the trustee statements provided by the Company for each of the Qualified Decommissioning Funds as of December 31, 2002, and they present fairly as of such date the financial position of each of the Qualified Decommissioning Funds. Seller has made or will make available, or has caused or will cause to be made available, to Buyer information from which Buyer can determine the Tax Basis of all assets in the Qualified Decommissioning Funds as of December 31, 2002. There are no Liabilities, including any acts of "self-dealing" as defined in Treas. Reg.
Section 1.468A-5(b)(2) or agency or other legal proceedings that may materially affect the financial position of each of the Qualified Decommissioning Funds other than those, if any, that are disclosed on Schedule 3.16.

                  (d) Seller has made available to Buyer all contracts and agreements provided by the Company to which the trustee of each of the Qualified Decommissioning Funds, in its capacity as such, is a party.

                  (e) Each of the Qualified Decommissioning Funds has filed all material Tax Returns required to be filed and all material Taxes, whether or not shown to be due on such Tax Returns, have been paid in full. Except as disclosed on Schedule 3.16, no notice of deficiency or assessment has been received from any Taxing Authority with respect to Liability for Taxes of each of the Qualified Decommissioning Funds which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 3.16 is being contested in good faith through appropriate proceedings. Except as disclosed on Schedule 3.16, to Seller's Knowledge there are no outstanding agreements or waivers extending the applicable statutory periods of limitations for Taxes associated with each of the Qualified Decommissioning Funds for any period.

         SECTION 3.17 Nonqualified Decommissioning Funds.

                 (a) Except as disclosed on Schedule 3.17, the Company is the sole owner of AmerGen Clinton Non-Qualified Fund, AmerGen Three Mile Island-l Non-Qualified Fund and AmerGen Oyster Creek Non-Qualified Fund (collectively, the Nonqualified Decommissioning Funds), each of which is, and since its inception has been, treated as a grantor trust for federal income tax purposes in accordance with Code Section 671. Each of the Company's Nonqualified Decommissioning Funds is a trust validly existing and in good standing under the laws of the jurisdiction of its formation with all requisite authority to conduct its affairs as it now does. Each of the Company's Nonqualified Decommissioning Funds is in full compliance with all applicable rules and regulations of any Governmental Authority having jurisdiction (including, without limitation the NRC the PaPUC, the NJBPU, the FERC and the ICC).

                  (b) The Company and/or the trustee of the Nonqualified Decommissioning Funds have filed or caused to be filed with the NRC and any state or local Governmental Authority all material forms, statements, reports, and documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them.

                  (c) Seller has made available to Buyer the trustee statements provided by the Company for each of the Nonqualified Decommissioning Funds as of December 31, 2002 and they present fairly as of such date the financial position of the Nonqualified Decommissioning Funds. Seller has made or caused to be made available to Buyer, and will make or cause to be made available to Buyer, information from which Buyer can determine the Tax Basis of all assets of the Nonqualified Decommissioning Funds (other than cash) as of December 31, 2002. There are no liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) including agency or other legal proceedings, that may materially affect the financial position of the Nonqualified Decommissioning Funds other than those, if any, that are disclosed on Schedule 3.17.

                   (d) Seller has made available to Buyer all contracts and agreements provided by the Company to which the trustee of each of the Nonqualified Decommissioning Funds, in its capacity as such, is a party.

                   (e) Each of the Nonqualified Decommissioning Funds has filed all material Tax Returns required to be filed and all material Taxes, whether or not shown to be due on such Tax Returns, have been paid in full. Except as disclosed on Schedule 3.17, no notice of deficiency or assessment has been received from any Taxing Authority with respect to Liability for Taxes of any of the Nonqualified Decommissioning Funds which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 3.17 is being contested in good faith through appropriate proceedings. Except as disclosed on Schedule 3.17, to Seller's Knowledge there are no outstanding agreements or waivers extending the applicable statutory periods of limitations for Taxes associated with any of the Nonqualified Decommissioning Funds for any period.

         SECTION 3.18 Insurance. Seller has made available to Buyer a list provided by the Company of all material insurance policies maintained by the Company and its affiliates covering the Assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim, suit or other matter pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and the Company has otherwise complied fully with the terms and conditions of all such policies. Except as disclosed on Schedule 3.18, there is no threatened termination or cancellation of any such policies as a result of the transactions contemplated hereby or otherwise, and as of the date of this Agreement, neither British Energy nor the Company has received any written notice of termination or cancellation as to any such policies. The Company is approved for self-insurance of the workers compensation in Pennsylvania and Illinois. Schedule 3.18 includes the list of surety bonds required for self-insurance of workers compensation, environmental issues and the letters of credit required to support the Owner Controlled Insurance Program ("OCIP").

         SECTION 3.19 Compliance with Laws. Except as set forth on Schedule 3.19, no uncured material violation of any applicable Law by any member of the Company Group exists, nor has there been any material violation of any applicable Law by any member of the Company Group during the Seller Ownership Period. Except as shown on Schedule 3.19, no member of the Company Group other than the Company has (and to Seller's Knowledge the Company has not) received written notice from any Governmental Authority of any material violation of applicable Law with respect to the Company Group, the Business or the Assets. Except as set forth on Schedule 3.19, no written notice has been received by any member of the Company Group (other than the Company) or, to Seller's Knowledge, by the Company, during the Seller Ownership Period to the effect that any member of the Company Group or the Assets are not in compliance in any material respect with any applicable Laws. Except as set forth on Schedule 3.19, during the Seller Ownership Period, no internal investigation has been conducted by Seller or by any member of the Company Group in connection with which any of them has retained or sought advice from outside legal counsel with respect to any actual, potential or alleged material violation of any applicable Law by any member of the Company Group or any of their employees, officers, directors or agents. Seller is not making any representations or warranties in this Section 3.19 with respect to any Environmental Law or any applicable Law relating to Taxes, and such matters are addressed in Sections 3.20 and 3.23.

         SECTION 3.20 Environmental Matters. Except as set forth on Schedule
3.20:

                   (a) the Company Group and the Assets comply in all material respects with all applicable Environmental Laws, and neither Seller nor any member of the Company Group has received during the Seller Ownership Period, any written notice from any Governmental Authority alleging that any member of the Company Group or any Asset is in material violation of any Environmental Law;

                  (b) no Lien has been imposed on any Asset by any Governmental Authority in connection with any material violation of or material noncompliance with Environmental Laws and to Seller's Knowledge there are no facts, circumstances or conditions that are reasonably likely or expected to restrict, encumber or result in the imposition of special conditions under any Environmental Law (other than ISRA and any successor statutes or regulations) with respect to the ownership, occupancy, development, use or transferability of the Assets, except those facts, circumstances or conditions relating to the status of the Facilities as nuclear facilities;

                  (c) all material Permits required under applicable Environmental Laws for the ownership and operation of the Assets as they are currently operated have been obtained, each such Permit is in full force and effect, the Company is in material compliance with all of its obligations thereunder, there are no proceedings pending or threatened that would reasonably be expected to result in the revocation, termination, modification or amendment of any such Permit, and the Company has not failed to make in a timely fashion any application or other filing required for the renewal of any such Permit which failure would reasonably be expected to result in such Permit terminating or being revoked, terminated, suspended or adversely modified;

                  (d) (i) neither any member of the Company Group nor any Asset is subject to any outstanding consent decree, compliance order or administrative order pursuant to an Environmental Law, and (ii) the Company Group has not received, during the Seller Ownership Period, any written notice of intent to sue under the citizen suit provision of any Environmental Law, or of any written notice, complaint or claim seeking to impose an Environmental Liability against the Company;

                  (e) there has been and is no Release of a Hazardous Substance initially occurring during the Seller Ownership Period, at, from, on, under or to any Asset that would reasonably be expected to result in any material Environmental Liabilities to any member of the Company Group;

                  (f) there are no environmental investigation reports with respect to any violation of any applicable Environmental Law by the Company Group or any Asset, or any Environmental Liability of the Company Group, in the custody or possession of the Seller or the Company Group, that have not been made available to Buyer and to Seller's Knowledge, there exists no state of facts which would reasonably be expected to result in any material Environmental Liability with respect to any member of the Company Group or any Asset;

                  (g) during the Seller Ownership Period, neither Seller nor any member of the Company Group have performed, or arranged for, the transportation, storage, handling, disposal or treatment of any Hazardous Substance from any Asset to or at any off-site location that is an Environmental Clean-Up Site;

                  (h) the Assets are not Environmental Clean-Up Sites; and

                  (i) to Seller's Knowledge, there are no underground storage tanks, active or abandoned, or polychlorinated biphenyl-containing equipment located at any of the Assets.

Except for the applicability of Sections 3.18 or 3.38 to this Section 3.20, this
Section 3.20 contains the only representations and warranties of Seller regarding Environmental Laws or the presence, Remediation or Release of Hazardous Substances in this Agreement, and no other provision in this Agreement shall be construed to contain any such representation or warranty.

         SECTION 3.21 Employees. Schedule 3.21 contains a list of all collective bargaining agreements that relate to the employees of the Company or the Assets (the "Collective Bargaining Agreements"), true and correct copies of which have heretofore been made available to Buyer. Except as described in Schedule 3.21, during the Seller Ownership Period: (a) there has been no work stoppage due to labor disagreements experienced by any member of the Company Group; (b) no written notice has been received from any Governmental Authority of any unfair labor practice charge or complaint against any member of the Company Group pending or threatened before the National Labor Relations Board or any other Governmental Authority with respect to the Company's employees; (c) no arbitration proceeding arising out of or under any Collective Bargaining Agreement with respect to the Facilities and/or the Assets other than proceedings arising in connection with individual employee grievance procedures is pending against any member of the Company Group, and (d) there is no labor strike, slowdown or stoppage actually pending or threatened by any authorized representative of any union or other representative of employees of the Company Group related to the Facilities and/or the Assets against or affecting any member of the Company Group, except in any such case set forth in clauses (a) through (d) above as would not, individually or in the aggregate, have a Material Adverse Effect on such member of the Company Group.

         SECTION 3.22 Employees Benefit Plans.

                  (a) Schedule 3.22 contains a true and complete list of any Employee Benefit Plans maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or former employee of the Company or any of its ERISA Affiliates (the "Plans"). No member of the Company Group (other than the Company) maintains or contributes to or is required to contribute to any Employee Benefit Plan for the benefit of any employee or former employee of the Company Group or any of their ERISA Affiliates. Schedule 3.22 identifies each of the Plans that is an Employee Welfare Benefit Plan, or Employee Pension Benefit Plan (such plans being hereinafter referred to collectively as the "ERISA Plans").

                  (b) With respect to each of the Plans, Seller has heretofore delivered or made available to the Buyer true and complete copies of each of the following documents: (i) a copy of the Plan documents (including all amendments thereto) for each written Plan; (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each such Plan for the last Plan year ending prior to the date of this Agreement for which such a report was filed; (iii) a copy of the actuarial report, if required under ERISA, with respect to each such Plan for the last Plan year ending prior to the date of this Agreement; (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all summaries of material modification issued subsequent to the date of such SPD, required under ERISA with respect to such Plan; and (v) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

                  (c) The PBGC has not instituted proceedings pursuant to
Section 4042 of ERISA to terminate any of the ERISA Plans subject to Title IV of ERISA and no condition exists that presents a material risk that such proceedings will be instituted by the PBGC.

                  (d) None of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement and no Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company or any of its ERISA Affiliates.

                  (e) Neither the Company Group nor any of their respective ERISA Affiliates maintains or has an obligation to contribute to a Multiemployer Plan.

                  (f) Except as set forth in Schedule 3.22, (i) each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS stating that it is so qualified and (ii) any trust established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has received a determination letter from the IRS stating that it has so satisfied such requirements.

                  (g) Except as set forth in Schedule 3.22, neither the Company Group nor any of their respective ERISA Affiliates has announced any formal plan or commitment to create any additional Plan or make any material modifications or changes to any existing Plan.

                  (h) No material liability under Title IV of ERISA or Section 412 of the Code has been incurred by the Company Group or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to the Company Group or any of their respective ERISA Affiliates of incurring a material liability under such Title, other than liability for contributions to any such ERISA Plans or premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been made when due with respect to any ERISA Plan.

                  (i) Neither the Company Group, any of their respective ERISA Affiliates, any of the ERISA Plans, any trust created thereunder nor any trustee, or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company Group or any of their respective ERISA Affiliates would reasonably be expected to be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

                  (j) Except as set forth in Schedule 3.22, each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

                  (k) Except as set forth in Schedule 3.22, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or officer of the Company Group to severance pay, unemployment compensation or any other similar termination payment or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  (1) There are no pending or, to Seller's Knowledge, threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits) that could reasonably be expected to result in material liability.

         SECTION 3.23 Taxes. Except as set forth in Schedule 3.23:

                  (i) all material Tax Returns required to be filed by or with respect to each member of the Company Group have been or will be timely filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed;

                  (ii) such Tax Returns are or will be true and correct in all material respects, and all Taxes, whether or not reported on such Tax Returns, have been or will be timely paid;

                  (iii) to Seller's knowledge, no member of the Company Group has, and Seller has not with respect to the Company Group, extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax;

                  (iv) to Seller's knowledge, there is no audit or other proceeding presently pending or threatened with regard to any Tax of the Company Group and neither British Energy nor any member of the Company Group has received a written ruling from a Taxing Authority relating to any Tax or entered into a written agreement with any Taxing Authority;

                  (v) there are no Liens for Taxes upon the assets of any member of the Company Group, except for Liens for Taxes not yet due or being contested in good faith;

                  (vi) none of the assets of any member of the Company Group, directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the Code;

                  (vii) the Company is, and has been since its inception, classified as a partnership for federal Tax purposes under Treas. Reg. Sections 30 1.7701-2 and -3 and any comparable provision of applicable Law of state and local jurisdictions that permits such treatment;

                  (viii) true and correct copies of all material Tax Returns filed by or with respect to each member of the Company Group for all periods ending on and after December 31, 1999 have been provided to the Buyer;

                  (ix) British Energy LP is and has been since its inception treated as a corporation for federal Tax purposes under Treas. Reg. Section 301.7701-3;

                  (x) BEUILLC is and has been since its inception treated as a disregarded entity for federal tax purposes under Treas. Reg. Section 301.7701-3;

                  (xi) BEUSH has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the shorter of the period during which Seller held the stock of BEUSH (or any predecessor thereof) and five (5) years preceding the Closing Date; and

                  (xii) each member of the Company Group has complied in all material respects with all applicable Laws, rules and regulations relating to withholding Taxes, and has, within the time periods and in the manner prescribed by Law, withheld from employee wages and paid to the proper Governmental Authority or Taxing Authority all amounts required to have been so withheld and paid.

         SECTION 3.24 Condemnation. Except as disclosed on Schedule 3.24, neither Seller nor any member of the Company Group has received any written notice from any Governmental Authority of any pending proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any part of the Assets that would be likely to have a Material Adverse Effect on the Company.

         SECTION 3.25 Real Property. (a) To Seller's Knowledge, Schedule 3.25(a) lists all real property owned by the Company (such property, the "Owned Real Property"). To Seller's Knowledge, the Company has fee simple title to each parcel of Owned Real Property free and clear of all Liens, except: (A) as set forth on Schedule 3.25(a); (B) matters that are disclosed in the title policy and survey for the burdened Owned Real Property, none of which individually or in the aggregate materially and adversely affects the operation of any of the Assets as currently operated; (C) Permitted Encumbrances; and (D) zoning, planning and other limitations and restrictions of record, none of which individually or in the aggregate materially and adversely affects the operation of a Facility as currently operated. True and correct copies of each deed and lease pursuant to which the Company acquired the Owned Real Property, together with copies of the title insurance policies and surveys related thereto to which Seller has access have been made available to Buyer.

                  (b) To Seller's Knowledge, Schedule 3.25(b) sets forth a list of all leases of real property under which the Company is lessee and all amendments thereto and assignments thereof (the "Real Property Leases"). The real property subject to the Real Property Leases is hereinafter referred to as the "Leased Real Property". To Seller's Knowledge, the Company has a valid leasehold in and enjoys quiet and undisturbed possession of the Leased Real Property. True and correct copies of the Real Property Leases have been made available to Buyer prior to the date hereof. To Seller's Knowledge, (A) the Company is not in default in any material respect under any Real Property Lease, and (B) no lessor is in default in any material respect under any Real Property Lease.

                  (c) To Seller's Knowledge, the Owned Real Property and the Leased Real Property constitute all the real property required by the Company Group for the conduct of the Business as currently conducted. Except as disclosed on Schedule 3.25(c), there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase the Owned Real Property, or the right to use or occupy any of the Owned Real Property or Leased Real Property.

                  (d) No member of the Company Group other than the Company has title to or leases any real property.

         SECTION 3.26 Permits. Except as set forth on Schedule 3.26, the Company Group has all material Permits required to conduct the Business as currently conducted. Each material Permit is in full force and effect and the applicable member of the Company Group is in compliance in all material respects with all its obligations with respect thereto. There are no proceedings pending or to Seller's Knowledge threatened which might reasonably be expected to result in the revocation, termination or material adverse modification of any material Permit of the Company Group. Except as set forth on Schedule 3.26, all required filings with respect to such material Permits have been timely made and all required applications for renewal thereof have been timely filed, except for such failure to do any of the foregoing as would not lead to the revocation, cancellation, suspension or adverse modification of any such Permit. To Seller's Knowledge, no such Permit will terminate or be subject to termination or revocation as a result of the transactions contemplated by this Agreement. Seller is not making any representation or warranty in this Section 3.26 with respect to Permits required under any Environmental Law, which Permits are instead addressed in Section 3.20.

         SECTION 3.27 Plant and Equipment; Personal Property.

                  (a) Except as disclosed in Schedule 3.27, the Facilities conform in all material respects to the applicable Technical Specifications and Final Safety Analysis Reports and are being operated in all respects in conformance with applicable requirements under the Atomic Energy Act, the Energy Reorganization Act and the rules, regulations, orders and licenses issued thereunder. The Assets constitute all of the material assets necessary for the operation of the Business, and, except as disclosed on Schedule 3.27, the Assets are currently in a condition adequate and sufficient to operate the Facilities at full licensed thermal load in accordance with Good Utility Practice.

                  (b) The personal property of the Company Group is not subject to or encumbered by any Liens, except (i) as disclosed on Schedule 3.27, and
(ii) Permitted Encumbrances.

         SECTION 3.28 Bank Accounts. Schedule 3.28 sets forth a complete list of all bank accounts of the Company Group.

         SECTION 3.29 Intellectual Property. The Company or another member of the Company Group owns or has licensed or otherwise possesses sufficient legally enforceable rights to use all material patents, copyrights, trademarks, service marks, technology, know-how, computer software programs and applications and databases that are currently used in the Business. To Seller's Knowledge, the Business is not operated in a manner that infringes upon any patents, copyrights, trademarks or other intellectual property rights of any third parties and, to the Seller's Knowledge no third party is infringing on any patents, copyrights, trademarks or other intellectual property rights of the Company Group.

         SECTION 3.30 Subsidiaries. Schedule 3.30 sets forth a list of each Subsidiary of the members of the Company Group and the ownership thereof. Except as set forth on Schedule 3.30, no member of the Company Group owns or holds, directly or indirectly, any equity or other ownership interest in any corporations, limited liability companies, partnerships, joint ventures or other entities.

         SECTION 3.31 Utilities. To Seller's Knowledge, there are utility lines to the Owned Real Property and the Leased Real Property which currently supply all such services on such real property necessary to operate the Business in a manner and to an extent consistent with past practices.

         SECTION 3.32 Books and Records. The books, accounts, ledgers and files of each member of the Company Group other than the Company (and, to Seller's Knowledge, of the Company) are true and complete in all material respects and have been maintained in accordance with GAAP on a consistent basis (except, with respect to members of the Company Group other than the Company, for any inconsistencies that may result from the reconciliation of such books, accounts, ledgers and files to GAAP prior to the date hereof) and bookkeeping practices in all material respects. The minute books and other similar records of each member of the Company Group are true and complete in all material respects.

         SECTION 3.33 Affiliate Transactions. Except as set forth on Schedule 3.33, (i) neither Seller, any Affiliate of Seller (other than a member of the Company Group), officer, manager, or director of Seller or any Affiliate of Seller (including members of the Company Group), (ii) no individual related by blood, marriage or adoption to any person described in clause (i), and (iii) no entity in which any of the foregoing persons described in clause (i) or clause
(ii) owns individually or in the aggregate a greater than ten percent (10%) beneficial interest is, or at any time during the past three (3) years has been a party to any agreement, contract, commitment or transaction with any member of the Company Group or has a material interest in any material property used by any member of the Company Group at any time during the past three (3) years.

         SECTION 3.34 Bankruptcy; Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against or, to the Knowledge of Seller, threatened against the Seller or any member of the Company Group. The Seller and each member of the Company Group are Solvent.

         SECTION 3.35 Finders' or Brokers' Fees. Other than Citigroup Global Markets Inc., Lazard Freres & Co. LLC and Lazard & Co. Limited, each of whose fees shall be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any member of Company Group which might be entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

         SECTION 3.36 DOE Standard Spent Fuel Contracts and Payment of Deferred One-Time Fees. The Company holds a DOE Standard Spent Fuel Contract for each of the Facilities. The liability to DOE for payment of a one-time fee for spent fuel discharged from TMI-1 and Oyster Creek prior to the execution of the DOE Standard Spent Fuel Contracts for those Facilities was deferred, as permitted by the DOE Standard Spent Fuel Contracts, and remains a liability to DOE with accumulated interest until payment. The previous owners of TMI-1 and Oyster Creek retained the liability for the payment of the deferred one-time fee for spent fuel discharged from TMI-1 and Oyster Creek.

         SECTION 3.37 Prices and Terms for Purchase by Exelon of Power from the Facilities. Pursuant to the LLC Agreement, all output from the Facilities, other than the output sold to the former owners as a condition of the sale, shall be sold to Exelon Generation's Power Team at the price and for the period of time which the Company used in its evaluation of the acquisition of each Facility.

Schedule 3.37 sets forth the price of the output and period of time that Exelon Generation's Power Team is obligated to purchase the output, which the Company used in its evaluation of the acquisition of TMI-1, Oyster Creek and Clinton. The Company and Exelon are bound by the prices and term for each Facility set forth in Schedule 3.37.

         SECTION 3.38 Disclosure. No representation or warranty made herein or in any document delivered hereunder contains any untrue statements of material fact nor does it omit to state a material fact which is known to either Seller or their Affiliates to be necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. There is no fact known to Seller or its Affiliates that Seller or their Affiliates have not disclosed to Buyer in writing on or before the Closing Date which would reasonably be expected to have a Material Adverse Effect on the Company Group or the Facilities.

         SECTION 3.39 Inquiries by Seller. The individuals listed on Schedule 1.1(a) constitute all Persons currently employed by British Energy or its Affiliates (including employees seconded to the Company) who might have direct knowledge of the information that is the subject of the representations and warranties contained in Article 3.

         SECTION 3.40 Limitation of Representations and Warranties. BUYER ACKNOWLEDGES THAT EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE BUSINESS, ASSETS AND LIABILITIES OF THE COMPANY GROUP, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER RELATING TO FUTURE FINANCIAL RESERVES, FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY OR THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY.

                                   ARTICLE 4

                     Representations and Warranties of Buyer

         Buyer hereby makes the following representations and warranties to British Energy as of the date hereof:

         SECTION 4.1 Existence and Power of Buyer.. Buyer is a limited liability company duly incorporated, validly existing and in good standing under the laws of Pennsylvania, and has all requisite power and all certificates, licenses, permits, approvals, consents, orders, exemptions, decisions and other actions of a Governmental Authority to the extent required to carry on its business as now conducted, except where the failure to have such powers, certificates, licenses, permits, approvals, consents, orders, exemptions, decisions or actions would not have a Material Adverse Effect on Buyer.

         SECTION 4.2 Authorization. Execution and Enforceability of Transactions. Buyer has the full power and authority to execute and deliver this Agreement and, subject to receipt of Buyer Regulatory Approvals, to perform its obligations hereunder. All necessary actions or proceedings to be taken by or on the part of Buyer to authorize and permit the due execution and valid delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the transactions contemplated herein, have been duly and properly taken (and true and valid evidence thereof has been provided to Seller). This Agreement has been duly executed and validly delivered by Buyer, and assuming due execution and delivery by British Energy and receipt of Buyer Regulatory Approvals, constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium and other Laws affecting the rights of creditors generally and the application of general principles of equity (regardless of whether such enforceability is sought in equity or at law).

         SECTION 4.3 Non-contravention. Subject to Buyer's obtaining its Buyer Regulatory Approvals, and except as disclosed on Schedule 4.3, the execution, delivery and performance of this Agreement by Buyer do not and will not (a) contravene or conflict with the articles of organization or formation or limited liability company agreement of Buyer, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer, (c) require any consent, approval or other action by any Person or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any material agreement, contract, indenture, lease or other instrument binding upon Buyer or any license, franchise, permit or other similar authorization held by Buyer, or
(d) result in the creation or imposition of any Lien on any asset of Buyer, except in any such case set forth in clauses (b) through (d) above as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

         SECTION 4.4 Consents and Approvals. Except as disclosed on Schedule 4.4, and except for Buyer Regulatory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by Buyer, or the consummation of the transactions contemplated hereby.

         SECTION 4.5 Finders' or Brokers' Fees. Other than Dresdner Kleinwort Wasserstein, whose fees will be paid by the Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer that might be entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement.

         SECTION 4.6 Availability of Funds. Buyer has sufficient funds available to it or has received binding written commitments from third parties (copies of which have been provided to British Energy) to provide sufficient funds on the Closing Date to pay the Purchase Price as contemplated hereby and to enable Buyer timely to perform all of its obligations under this Agreement, including sufficient funds available or binding written commitments from third parties that are adequate to ensure the release of the obligations of certain guarantors as provided in Section 5.7 and the repayment of all loans as provided in Section 5.11.

         SECTION 4.7 Litigation. There is no claim or Action pending against, or to Buyer's Knowledge, threatened against or affecting, Buyer which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         SECTION 4.8 Due Diligence. Buyer acknowledges that, prior to its execution of this Agreement, (i) it has been afforded access to and the opportunity to inspect the Assets, the Material Contracts (or copies thereof) and all other due diligence items made available by Seller with respect to the Company Group and the Business, and (ii) it is relying upon only those representations and warranties that are expressly contained herein, as well as upon its own inspections and investigation, in order to satisfy itself as to the condition and suitability of the Assets and the Business. Buyer (A) is not relying upon any representations, warranties, statements, advice, documents, projections or other information of any type provided by Seller other than those representations and warranties expressly set forth in this Agreement; (B) is entering into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise); (C) has entered into this Agreement with a full understanding of the material terms and risks of the same; and (D) has made its purchase decision (including regarding the suitability thereof) based upon its own judgment and any advice from such advisors as it has deemed necessary and not in reliance upon any view expressed by Seller.

         SECTION 4.9 Absence of Certain Events. Since December 31, 2002, to Buyer's Knowledge, there has not been any event which would be likely to have a Material Adverse Effect on Buyer's ability to perform under this Agreement.

         SECTION 4.10 No Knowledge of Breach. Buyer does not know of any breach of warranty or any misrepresentation by British Energy hereunder or of any condition or circumstance that would excuse Buyer from performance of its obligations under this Agreement.

         SECTION 4.11 Inquiries by Buyer. The individuals listed on Schedule 1.1(b) constitute Persons currently employed by Buyer or its Affiliates who have direct knowledge of the information that is the subject of the representations and warranties contained in Article 4.

                                   ARTICLE 5

                                    Covenants

         SECTION 5.1 General. Without limiting the rights of any Party to exercise its rights hereunder, each Party will use Commercially Reasonable Efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement pursuant to this Agreement, prior to the date which is six (6) months from the date hereof, subject to any extension of the six (6) month period pursuant to Section 8.1(b) (including satisfaction of the Closing conditions set forth in Article 6).

         SECTION 5.2 Notices, Consents and Approvals.

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


                  (a) Hart-Scott-Rodino. British Energy and Buyer shall, if required, file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. British Energy and Buyer shall cooperate with one another and use Commercially Reasonable Efforts to make such filings as promptly as possible after the date hereof and to respond promptly to any requests for additional information made by either of such agencies. Buyer will pay all filing fees under the HSR Act, but British Energy and Buyer each will bear its own costs for the preparation of any filing. British Energy and Buyer shall use Commercially Reasonable Efforts to cause any waiting period under the HSR Act with respect to the transactions contemplated by this Agreement to expire or terminate at the earliest possible time.

                   (b) Nuclear Regulatory Commission Approval.

                           (i) Application. As promptly after the date hereof as
may be feasible (and in any event, within forty-five (45) calendar days of the date of this Agreement), British Energy and Buyer shall jointly prepare one or more Applications to be filed with the NRC for approval of the indirect transfer of the NRC licenses for each Facility and any conforming amendment of the NRC licenses to reflect such indirect transfer. Thereafter, British Energy and Buyer shall cooperate with one another to facilitate review of the Application(s) by the NRC Staff, including but not limited to promptly providing the NRC Staff with any and all documents or information that the NRC Staff may reasonably request or require any of the Parties to provide or generate. British Energy shall use Commercially Reasonable Efforts to obtain the cooperation of the Company in filing such Application(s) jointly with Buyer and in responding to requests for information from the NRC staff.

                           (ii) Prosecution of Application. The Application(s)
shall identify British Energy and Buyer as separate parties to the Application(s), but Buyer shall direct and control the prosecution of the Application(s). In the event the processing of such Application(s) by the NRC becomes a Contested Proceeding, until such Contested Proceeding becomes final and nonappealable, British Energy and Buyer shall separately appear therein by their own counsel, and shall continue to cooperate with each other to facilitate a favorable result. British Energy shall use Commercially Reasonable Efforts to obtain the cooperation of the Company in prosecuting such Application(s).

                           (iii) Costs of Application and Prosecution. British
Energy and Buyer will bear their own costs of the preparation, submission and processing of the Application, including any Contested Proceeding that may occur in respect thereof provided, however, that Buyer shall bear the costs of all NRC Staff fees payable in connection with the Application. In the event that British Energy and Buyer agree upon the use of common counsel, they shall share equally the fees and expenses of such counsel. British Energy shall be responsible for any costs, fees and expenses of the Company.

                  (c) FERC Approval.

                           (i) Application. As promptly after the date hereof as
may be feasible (and in any event, within forty-five (45) calendar days of the date of this Agreement), British Energy and Buyer shall jointly prepare and file with FERC an Application.

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                           (ii) Prosecution of Application. Buyer shall direct
and control the prosecution of the Application. In the event the processing of such Application by the FERC becomes a Contested Proceeding, until such Contested Proceeding becomes final, British Energy and Buyer shall separately appear therein by their own counsel, and shall continue to cooperate with each other to facilitate a favorable result.

                           (iii) Costs of Application and Prosecution. British
Energy and Buyer will bear their own costs of the preparation, submission and processing of the Application, including any Contested Proceeding that may occur in respect thereof. In the event that British Energy and Buyer agree upon the use of common counsel, they shall share equally the fees and expenses of such counsel. British Energy shall use Commercially Reasonable Efforts to obtain the cooperation of the Company in all filings and any proceedings in connection with obtaining FERC approval, and British Energy shall be responsible for any costs, fees or expenses of the Company in connection with obtaining FERC approval.

                  (d) Consents and Approvals.

                           (i) British Energy and Buyer each shall cooperate and
use Commercially Reasonable Efforts with respect to their respective obligations to (A) promptly prepare and file all necessary documentation, (B) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (C) obtain the transfer, issuance or reissuance, if necessary, to the Buyer of all necessary Permits, (D) facilitate the substitution, if necessary, of Buyer for British Energy where appropriate on pending Permits, and (F) obtain all necessary consents, waivers, approvals and authorizations of all other parties necessary or advisable to consummate the transactions contemplated by this Agreement (including British Energy Regulatory Approvals and Buyer Regulatory Approvals) or approvals required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, concession, contract, lease, warranty or other instrument to which either British Energy or Buyer is a party or by which any of them is bound. Without limiting the generality of the foregoing, British Energy and Buyer shall, as promptly as practicable after the date hereof and in any event by no later than forty-five (45) calendar days after the date hereof, make the necessary filings and pursue receipt of those British Energy Regulatory Approvals and Buyer Regulatory Approvals for which British Energy or Buyer has responsibility.

                           (ii) British Energy and Buyer each shall have the
right to review and comment in advance on all filings relating to the transactions contemplated by this Agreement made by the other Party in connection with the transactions contemplated hereby. British Energy and Buyer shall in good faith consider such comments before making any such filings. Neither Party shall intervene in opposition to a filing made by the other Party in connection herewith unless the approval or other action to be taken in response to such filing would have a material adverse effect on the opposing Party or the filing is otherwise not in good faith. British Energy shall use Commercially Reasonable Efforts to obtain the cooperation of the Company in all filings and any proceedings in connection with obtaining British Energy Regulatory Approvals and Buyer Regulatory Approvals.

         SECTION 5.3 Operation of Business of Company Group During Interim
Period.

                  (a) During the Interim Period, British Energy shall cause each member of the Company Group (other than the Company), and, subject to Good Utility Practices and to the extent within its rights, authority and powers as a

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"Member" of the Company under the Limited Liability Company Agreement, use
Commercially Reasonable Efforts to cause the Company, to (except as required to comply with Sections 2.4(j) and 2.5(g) of this Agreement):

                           (i) conduct its Business in the ordinary course
(including making budgeted capital expenditures), not make any material change in the conduct of the Business and preserve intact its goodwill and maintain satisfactory relationships with those Persons having business relationships with it, except as contemplated by the matters described on Schedule 5.3(a);

                           (ii) except in the ordinary course of business and
consistent with past practices or Good Utility Practices, or except as otherwise approved in writing by the Buyer, not enter into, assign, terminate or amend, in any material respect, any Material Contract or Permit or release or relinquish any material rights thereunder;

                           (iii) except as set forth in Schedule 5.3(a), not
sell, lease (as lessor), transfer or otherwise dispose of, any material Assets, other than as used, consumed or replaced in the ordinary course of business consistent with Good Utility Practices, or encumber, pledge, mortgage or suffer to be imposed on any of the Assets any encumbrance other than Permitted Encumbrances, and not incur any indebtedness for borrowed money, other than in the ordinary course of business, or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

                           (iv) not make any material change in the level of
inventories customarily maintained by the Company with respect to the Assets, except for such changes as are consistent with Good Utility Practices;

                           (v) not enter into, amend, make any waivers under or
otherwise modify any real or personal Property Tax Agreement, treaty or settlement or make any new, or change any current, election with respect to Taxes, or file any amended Tax Return (except for, or as a result of the filing of, any amended Tax Return with respect to the Company);

                           (vi) not engage in any practice, take any action,
fail to take any action, or enter into any transaction that will result in any misrepresentation or breach of warranty under Article 3 as of the Closing Date;

                           (vii) not amend in any material respect, or cancel,
any property, liability or casualty insurance policies related thereto, or fail to maintain by self insurance, or with financially responsible insurance companies, insurance in such amounts and against such risks and losses as are consistent with past practice;

                           (viii) not change, in any material respect, its
accounting methods or practices, credit practices or collection policies;

                           (ix) not fail to take any actions required to be
taken in order to ensure that the Assets are being operated and maintained in all material respects in a manner that is in compliance with Good Utility Practice and all applicable Laws or Permits;

                           (x) not to take reasonably appropriate steps to
pursue currently pending regulatory approvals relating to the Facilities;

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

                           (xi) not hire any employees (other than to replace
any employees who have resigned or been terminated) or increase the compensation or benefits payable to any employees, except as required under the Collective Bargaining Agreements or other agreements as in existence on the date hereof or consistent with the Company's past practices

                           (xii) not participate as an adverse party to the
Buyer or to British Energy in any proceeding before the NRC or any other Governmental Authority relating to the sale of BEUSH Shares, or the transfer of any Permit, or the issuance of any Buyer Regulatory Approvals or British Energy Regulatory Approvals;

                           (xiii) except in accordance with Section 5.14 of this
Agreement, not declare or pay any dividends or make any distributions in respect of or issue any of its equity securities or securities convertible into its equity securities, or repurchase, redeem or otherwise acquire any such securities or make or propose to make any other change in its capitalization;

                           (xiv) not merge into or with or consolidate with any
other Person or acquire all or substantially all of the business or assets of any Person;

                           (xv) not make any material change in its certificate
of incorporation, certificate of formation, the LLC Agreement, limited liability company agreement, operating agreement, partnership agreement or similar charter or organizational documents;

                           (xvi) not purchase any securities of any Person,
except in accordance with the Company's treasury management policy;

                           (xvii) not take any action or enter into any
commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;

                           (xviii) not enter into an agreement in writing or
otherwise or otherwise resolve to take, any of the foregoing actions; and

                           (xix) not assign or consent to any assignment of any
rights or obligations of any party under the LLC Agreement to any third party.

Notwithstanding anything in this Section 5.3 to the contrary, the Parties agree that (i) the Company may, in its sole discretion, make or incur an obligation to the extent relating to Required Nuclear Expenditures or any repairs or modifications to any Facility reasonably required in the normal course of business and in accordance with Good Utility Practices (a "Required Expenditure"), and (ii) the Company shall retain exclusive control over all aspects of the operation, maintenance, refueling, shutdown or other matters relating to the operation of the Facilities and to the Company during the Interim Period, all in accordance with Good Utility Practices.

                  (b) During the Interim Period, in the interest of facilitating an orderly transition of the upstream ownership of the Company and permitting informed action by the Buyer regarding its rights under Section 5.3(a), the Parties shall, as promptly as is practicable after the date hereof, establish a committee comprised of at least five (5) persons, two (2) persons to be

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

designated by the Seller and two persons to be designated by the Buyer, and such additional persons as may be appointed by the persons originally appointed to such committee (the "Transition Executive Committee"). From time to time, the Transition Executive Committee shall report to the senior management of Seller and Buyer. The Transition Executive Committee shall meet periodically and shall oversee and manage the transition process during the Interim Period. The Seller shall consult with Buyer's representatives on the Transition Executive Committee, on a regular and timely basis, with respect to the refueling outage(s) occurring during the Interim Period, to any repairs to the Facilities and to the Required Nuclear Expenditures and Required Expenditures. The Transition Executive Committee shall have no authority to bind or make agreements on behalf of Seller or the Buyer or to issue instructions to or direct or exercise authority over Seller or Buyer or any of their respective officers, employees, advisors or agents or to waive or modify any provision thereof. Seller shall refrain from voting on any material matter presented at Company Management Committee meetings (as defined in the LLC Agreement) and finance committee meetings that was not set forth on the agenda delivered to Buyer prior to such meeting, and shall consult with Buyer prior to voting on any such matter.

         SECTION 5.4 Access and Investigations During Interim Period. During the Interim Period, British Energy will permit, and will use Commercially Reasonable Efforts to cause the Company to permit, Buyer to have reasonable access to each Facility, subject to any restrictions and procedures set forth in this Section
5.4 or otherwise reasonably imposed by the Company, to conduct environmental studies and inspections (such as the review of existing environmental records and related material but, for the avoidance of doubt, not including any environmental testing of soil samples or other invasive procedures with respect to any Facility), and to observe and inspect all premises, properties, management, personnel, books, records, (including tax records), and other information, including without limitation all information necessary to enable Buyer to verify the representations and warranties as set forth in Article 3 and to confirm that British Energy has complied with the covenants set forth herein, and any other information or documents associated with or pertaining to the Assets. All access and inspections by Buyer are subject to the following provisions:

                  (a) Costs. All costs of such investigations and observations, including the compensation paid to the Persons involved and their expenses, and other discrete incremental costs incurred by the Company or British Energy in connection with such investigation and observation, shall be borne by Buyer.

                  (b) Escorted Physical Access to Facilities. The Buyer shall, with respect to each Person designated by the Buyer to have escorted access to the Facilities for purposes of this Section 5.4, provide the following information for each such Person to the contact designated by British Energy for the Facility (or his designee) no later than twenty-four (24) hours prior to the proposed time of access by such Person: name, date of birth social security number and the name of each nuclear power plant at which such Person has a current badge for access. British Energy shall be permitted where necessary in its sole discretion to limit the number of Persons to whom escorted access is provided at any one time on account of reasonable logistical considerations.

                  Subject to the immediately succeeding sentence, the Buyer shall, with respect to each Person designated by the Buyer to have escorted access to the Facilities, provide reasonable notice to the contact designated by British Energy for the Facilities (or his designee), so as not to interfere with the normal business operations of the Facilities, and such Person shall comply

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

with all existing requirements of the Facility and NRC for escorted access, including, but not limited to, background investigation, training requirements, fitness-for-duty requirements, a psychological assessment and behavioral observation.

                  The Buyer may request that any Person subject to the fitness-for-duty program of the Buyer be excused from compliance with the fitness-for-duty program of the Company for up to ninety (90) days, in which event the provisions of 10 C.F.R. Section 26.23 shall be applicable to such Person designated by the Buyer to have access to the Facilities.

                  (c) Access to Records and Information. (i) Under no circumstances shall the Company be required by British Energy to provide access to any documents or information constituting or containing "Classified National Security Information" or "Restricted Data", as defined in 10 C.F.R. Part 73. The Company shall not be required by British Energy to provide access to any documents or information constituting or containing "Safeguards Information", as defined in 10 C.F.R. Part 73, except to any Person designated by Buyer to have access to such information and Buyer shall have first obtained authorization or concurrence from the NRC for the disclosure of such information to such Person.

                  (ii) Except as provided in clause (i) above, the Buyer shall have the right to receive copies of all documentary information and records associated with the Assets, subject to the provisions of Section 5.8.

                  (d) Limitations. Notwithstanding anything to the contrary in this Section 5.4, British Energy shall not be required to assist Buyer in obtaining from the Company: (i) access to confidential personnel records and medical records except as allowed by applicable Laws, (ii) any information that British Energy, the Company or the Company's or British Energy's counsel reasonably believes constitutes or could reasonably be deemed to constitute a waiver of the attorney-client privilege, or (iii) any information that British Energy or the Company is under a legal obligation not to supply; provided that British Energy shall use Commercially Reasonable Efforts to obtain the consent to disclose all material information otherwise described in this Section 5.4.

                  (e) Contact with Company Related Persons. Prior to the Closing Date, Buyer shall not contact any vendors, suppliers, contractors, customers or employees of British Energy regarding the Facilities, the Assets or the transactions contemplated in this Agreement without prior written consent of British Energy, which shall not be unreasonably withheld or delayed, and any such permitted contacts shall be conducted in a manner which will not materially adversely interfere with the operations or business relationships of the Company or British Energy with such Persons.

         SECTION 5.5 Certain Notices.

                  (a) British Energy shall notify Buyer of the existence of any information or matter that becomes known to British Energy, which if in existence on the date hereof or the Closing Date, would cause or would have a reasonable likelihood of causing any of the representations or warranties in
Article 3 to be materially untrue or incorrect. In particular, but without limitation, British Energy shall notify Buyer of (i) information regarding any actual or asserted Nuclear Liability, Environmental Liability or Environmental Claim, or (ii) communications from the NRC or any other Governmental Authority regarding any Permit, Nuclear Law or Environmental Law, in each case with

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

respect to the Company Group or the Assets. Unless Buyer terminates this Agreement pursuant to Section 8.1(f), the written notice pursuant to this
Section 5.5(a) shall be deemed to amend the original Schedule or Schedules as of the date hereof and the Closing Date, to have qualified the representations and warranties contained in Article 3 as of the date hereof and the Closing Date and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter.

                   (b) Buyer shall notify British Energy of the existence of any matter that becomes known to Buyer, which if in existence on the date hereof or the Closing Date, would cause or would have a reasonable likelihood of causing any of the representations or warranties in Article 4 to be untrue or incorrect. Unless British Energy terminates this Agreement pursuant to Section 8.1(g), the written notice pursuant to this Section 5.5(b) shall be deemed to amend the original Schedule or Schedules as of the date hereof and the Closing Date, to have qualified the representations and warranties contained in Article 4 as of the date hereof and the Closing Date and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter.

                  (c) Buyer shall notify British Energy if any information or matter comes to its attention which would cause or would have a reasonable likelihood of causing any of the representations or warranties of British Energy in Article 3 above to be materially untrue or incorrect. British Energy shall then comply with Section 5.5(a) with respect to such information.

                  (d) British Energy shall notify the Buyer if any information or matter comes to its attention which would cause or would have a reasonable likelihood of causing any of the representations and warranties of Buyer in
Article 4 above to be materially untrue or incorrect. Buyer shall then comply with Section 5.5(b) with respect to such information.

         SECTION 5.6 Further Assurances; Post-Closing Cooperation.

                  (a) Subject to the terms and conditions of this Agreement, each of the Parties will use Commercially Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including using Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder. Notwithstanding anything in the previous sentence to the contrary, British Energy and Buyer shall use Commercially Reasonable Efforts to obtain all Permits necessary for Buyer to acquire the BEUSH Shares.

                  (b) From time to time after the Closing Date, without further consideration, British Energy will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents to British Energy as British Energy may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

                  (c) After the Closing Date, each Party shall have reasonable access to the employees of the other Party, for purposes of consultation or otherwise, to the extent that such access may reasonably be required in

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

connection with matters relating to or affected by the operations of the Seller or the Company Group prior to the Closing Date. The Parties agree to cooperate in connection with any audit, investigation, hearing or inquiry by any Governmental Authority, litigation or regulatory or other proceeding which may arise following the Closing Date and which relates to the ownership of the Company Group or operation of the Assets by the Seller or the Company Group prior to the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, each Party shall bear its own expenses, including fees of attorneys or other representatives, in connection with any such matter described in this Section 5.6(c) in which the Seller and the Buyer are subjects or parties or in which they have a material interest.

         SECTION 5.7 Guarantees. Schedule 5.7 identifies each financial or performance guarantee by British Energy, and by any of its Affiliates, of any obligations of or related to BEUSH and its Subsidiaries (including without limitation, the Company) (the "Guarantees"). Buyer shall use commercially reasonable efforts to obtain promptly the release of the obligations of any guarantor, or Buyer's substitution for such guarantor, with respect to all Guarantees identified on Schedule 5.7. Buyer agrees to indemnify, defend and hold harmless British Energy and its Affiliates, and their respective Representatives, from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses and causes of action relating to resulting from, or arising out of any Guarantee with respect to acts, omissions or occurrences arising on or after the Closing Date.

         SECTION 5.8 Confidentiality. Notwithstanding anything herein to the contrary, British Energy and Buyer agree that prior to the Closing Date and after any termination of this Agreement, each will observe the confidentiality requirements of Section 6.7 of the LLC Agreement; provided, however, that any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that neither party (nor any employee, representative or other agent thereof) shall disclose (A) any information that is not relevant to an understanding of the tax treatment of the transactions contemplated by this Agreement, including the identity of any Party to this Agreement (or its employees, representatives or agents) or other information that could lead any person to determine such identity or (B) any information to the extent such disclosure could result in a violation of any federal or state securities laws.

         SECTION 5.9 Public Announcements. Prior to the Closing Date, the Parties shall consult with each other before issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation and the approval of the other Party, except as may be required by Law or stock exchange rules. For the avoidance of doubt, this Section 5.9 shall not restrict Seller from making private disclosures with respect to this Agreement and the transactions contemplated hereby to members, officials and instrumentalities of the government of the United Kingdom or to Exelon pursuant to the LLC Agreement.

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         SECTION 5.10 Tax Matters.

                  (a) Preparation. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

                  (i) Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for all members of the Company Group other than the Company for all periods ending on or prior to the Closing Date that are due after the Closing Date. Seller shall permit Buyer to review and comment on such Tax Returns prior to filing. If Seller fails to file such Tax Returns prior to the date on which such Tax Returns are due, Buyer shall be required to file such Tax Returns on behalf of the Company Group. Seller shall pay or cause to be paid the Taxes of all members of the Company Group other than the Company with respect to such periods except to the extent such Taxes are included as current liabilities in Working Capital, which Buyer shall pay.

                   (ii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of all members of the Company Group other than the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Buyer shall permit Seller to review and comment on such Tax Returns prior to filing and shall consider in good faith any changes reasonably suggested by Seller. Buyer shall pay or cause to be paid the Taxes of all members of the Company Group other than the Company with respect to such periods. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date except to the extent such Taxes are included as current liabilities in Working Capital, which Buyer shall pay. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be (A) in the case of Taxes that are based upon or related to income or gross receipts or sales or use Tax, determined based on an interim closing of the books as of the close of business on the day immediately prior to the Closing Date (and for such purposes, the taxable period of any member of the Company Group other than the Company shall be deemed to terminate at such time); and (B) in the case of any Taxes other than gross receipts, sale or use Tax and Taxes based upon or related to income, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the day immediately prior to the Closing Date and the denominator of which is the number of calendar days in the entire period.

                 (iii) Allocation of Items from Company. The allocation of British Energy LP's share of all items of the Company's income gain, loss, deduction or credit for the Company's taxable year which includes the Closing Date between (x) the portion of the taxable year of BEUSH ending on the day immediately prior to the Closing Date, and (y) the portion of the taxable year of BEUSH beginning on the Closing Date, shall be made as if the Company's taxable year ended on the day immediately prior to the Closing Date.

                 (b) Adjustment for Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

                   (c) Transfer Taxes. Buyer shall pay fifty percent (50%) and Seller shall pay fifty percent (50%) of all transfer Taxes resulting from the transactions contemplated by this Agreement. Buyer shall prepare and timely file all Tax Returns or other documentation relating to such transfer Taxes; provided, however, that to the extent required by Applicable Law, Seller will join in the execution of any such Tax Returns or other documents relating to such Taxes. Buyer shall provide Seller with copies of each such Tax Return or other document at least thirty (30) days prior to the date on which such Tax Return or other document is required to be filed.

                  (d) Tax Sharing Agreements. On or before the Closing Date, Seller shall ensure that no Tax indemnity agreement, Tax allocation agreement or Tax sharing agreement with respect to the Company Group (other than with respect to the Company or including only members of the Company Group) is in force or effect and that no member of the Company Group other than the Company shall have any Liability after the Closing Date under any such agreement.

                   (e) Assistance and Cooperation. Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that each Party is required to file under this Section 5.10, and in resolving all disputes and audits with respect to such Tax Returns.

                  (f) Tax Indemnity. Notwithstanding any other provisions of this Agreement, Sections 5.10(f), 5.10(g) and 7.6 hereof set forth the sole remedy of Buyer with respect to Losses of the nature described in this Section 5.10(f). Seller shall indemnify and hold the Company Group (other than the Company) and Buyer harmless from and against (i) any income Taxes imposed on Seller resulting from the sale of the BEUSH Shares to Buyer and any other transaction herein contemplated, and (ii) any Liability for Taxes for any period or portion thereof that ends on or prior to the Closing Date which is imposed on any member of the Company Group (other than the Company) under Treas. Reg.
Section 1.1502-6 (or under any comparable provision of state or local law imposing several liability upon members of a consolidated, combined, affiliated or unitary group).

                  (g) Tax Indemnity Claims. Buyer shall notify Seller within thirty (30) days of receipt of written notice of any pending or threatened Tax examination, audit or other administrative or judicial proceeding relating to any member of the Company Group that could reasonably be expected to result in an indemnification obligation of Seller arising under Section 5.10(f) or under
Section 7.1 as a result of the breach of any representation or warranty contained in Sections 3.16, 3.17 or 3.23 ("Contested Taxes"). If Buyer fails to provide such notice to Seller, Buyer shall not be entitled to indemnification for such Contested Taxes if the failure shall preclude Seller from contesting the Tax. Seller shall, at its own expense, control the defense and settlement of such Tax contest. Buyer shall have the right to participate in the conduct of any Tax contest relating to the Contested Taxes at its own expense, including through its own counsel and other professional experts and shall be entitled to control such Tax contest in the event that Seller fails to do so. Seller shall consult with Buyer prior to the settlement of any such Tax contest and Seller shall not settle any such Tax contest if the settlement would have an adverse tax effect in a taxable period ending after the Closing Date without the consent of Buyer, which shall not be unreasonably withheld; provided however, that Seller shall not settle any Tax contest without the consent of Buyer relating to

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a determination that the initial Tax Basis of the assets of the Company should not be increased by the amount of the nonqualified decommissioning liability.

                   (h) Refunds. Seller shall be entitled to all refunds of Taxes with respect to the Company Group (other than the Company) relating to taxable periods or portions thereof ending on or before the Closing Date except to the extent included in the Working Capital adjustment pursuant to Section 2.2 or attributable to an increase in the initial Tax Basis of the assets of the Company as a result of a redetermination of the initial purchase price of such assets attributable to the nonqualified decommissioning liability. Buyer shall, upon receipt of any refund by Buyer or the Company Group (other than the Company), pay over to the Seller any such refund or the amount of any such benefit within five (5) Business Days of the earlier of receipt or entitlement thereto. Buyer shall, if Seller so requests and at Seller's expense, cause the relevant entity to file for and obtain any refunds or equivalent amounts to which Seller is entitled under this Section 5.10(h). Buyer shall permit Seller to control (at Seller's expense) the prosecution of any such refund claimed and shall cause the relevant entity to authorize by appropriate power of attorney such persons as the Seller shall designate to represent such entity with respect to such refund claimed.

         SECTION 5.11 Intercompany Loans. Schedule 5.11 identifies all loans between BEUSH and its Subsidiaries (other than the Company) and British Energy or its affiliates (other than BEUSH and its Subsidiaries) as of the date of this Agreement (the "Intercompany Loans"). On or prior to the Closing Date, (i) Buyer shall loan, or caused to be loaned to British Energy LP an amount sufficient to repay in full to British Energy or its affiliates, and (ii) British Energy LP shall repay, or cause to be repaid, in full to British Energy or its affiliates, the net amount of all Intercompany Loans (including any unpaid, accrued interest and other fees as of the Closing Date) to BEUSH and its Subsidiaries as identified on Schedule 5.11; provided that, in determining the net amount of Intercompany Loans to be repaid under this Section 5.11, Buyer may discharge its obligation to loan or caused to be loaned an amount sufficient to repay or cause repayment of any Intercompany Loan to British Energy and its affiliates (other than BEUSH and its Subsidiaries) through netting the amount of any Intercompany Loans due from British Energy and its affiliates (other than BEUSH and its Subsidiaries). British Energy shall deliver or make available to Buyer proof of repayment in full of Intercompany Loans at the Closing.

         SECTION 5.12 Corporate Names.

                   (a) As soon as reasonably practicable after the Closing Date, but in any event no later than thirty (30) days from the Closing Date, Buyer shall cause BEUSH and each of its Subsidiaries to remove or cover the name "British Energy" and any trademarks, trade names brandmarks, brand names, trade dress or logos relating to such name from all signs, telephone listings, labels, stationery, office forms, packaging or other materials of BEUSH or its Subsidiaries. Thereafter, the Buyer shall neither use nor permit any of BEUSH or its Subsidiaries to use such names or any trademark, trade name, brandmark, brand name, trade dress or logo relating or confusingly similar to such names in connection with the businesses of BEUSH or its Subsidiaries or otherwise. As soon as reasonably practicable after the Closing, but in any event no later than ninety (90) days thereafter, the Buyer shall cause each of BEUSH and its Subsidiaries to amend its certificate of incorporation, partnership agreement, LLC Agreement, limited liability company agreement and other applicable documents, subject to any required consent or approval of any other partner or

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

member, which Buyer shall use its reasonable efforts to obtain, so as to delete any reference to "British Energy" in its legal name and, within such ninety (90) day period, to make all required filings with Governmental Authorities to effect such amendments.

                  (b) Each of the Parties hereto acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 5.12 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any proceeding which may be brought to enforce any of the provisions of this Section 5.12.

         SECTION 5.13 ISRA Clearance. Seller shall obtain at its sole expense (and deliver a copy to Buyer), pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13: lK-6 et seq. and the regulations promulgated thereunder ("ISRA"), one of the following as required to consummate the transactions contemplated by this Agreement: (i) a letter of non-applicability of ISRA from the New Jersey Department of Environmental Protection ("NJDEP");
(ii) a no further action letter under ISRA; (iii) a remediation agreement pursuant to ISRA reasonably acceptable to Buyer and Seller, under which the Buyer will perform or cause to be performed such remediation, subject to any indemnification from Seller available hereunder with respect to environmental matters and in connection with which Buyer shall provide or cause to be provided all necessary financial assurance required by NJDEP (except to the extent NJDEP affirmatively requires that Seller (x) be so designated as the party responsible for performance of such remediation and/or (y) provide such financial assurance); (iv) approval of an application for one of the following exemptions from ISRA: (A) a "de minimis quantity" exemption, (B) an underground storage tank exemption, (C) a minimal environmental concern exemption, (D) a "remediation in progress waiver"; or (v) any other approval or authorization of the NJDEP reasonably acceptable to Buyer and Seller.

         SECTION 5.14 Reimbursement of Nonqualified Decommissioning Funds. The NQDF Tax Reimbursement Share of any payments made to the Company for NQDF Tax Reimbursement shall be for the account of Seller, provided that (i) on or prior to the Closing Date, Seller shall be permitted to distribute to itself any or all of the NQDF Tax Reimbursement Share distributed to British Energy LP (provided that Exelon shall have received an equal distribution to the amount distributed to British Energy LP), and (ii) with respect to any NQDF Tax Reimbursement Share not distributed to Seller in accordance with subsection (i) of this Section 5.14 or received after the Closing Date, and to the extent not included as an asset in either the Company's Working Capital Adjustment Statement or BEUSH's Working Capital Adjustment Statement, Buyer shall pay to Seller an amount equal to such NQDF Tax Reimbursement Share in immediately available funds, within sixty (60) days of receipt of such payments by the Company.

         SECTION 5.15 Documents Relating to Liability for Payment of One-Time Fee for Spent Fuel Disposal. Prior to Closing, Seller shall use Commercially Reasonable Efforts to obtain all documents from the files of the Company Group and their counsel that relate to the retained liability of the previous owners of TMI-1 and Oyster Creek for the payment to DOE of the deferred one-time fee for spent fuel discharged from TMI-1 and Oyster Creek pursuant to the DOE Standard Spent Fuel Contracts for those Facilities, including, but not limited

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to, the relevant documents from the Company's and its counsel's files from the negotiations leading to the purchase and sale agreements for the acquisition of TMI-1 and Oyster Creek and any correspondence with DOE relating to the payment of the deferred one-time fee for TMI-1 and Oyster Creek. Seller shall promptly provide Buyer with a copy of any documents obtained pursuant to the immediately preceding sentence, provided that Seller shall not be required to provide Buyer with documents or portions of documents containing: (i) any information that the Company or the Company's counsel reasonably believes constitutes or could reasonably be deemed to constitute a waiver of the attorney-client privilege as to the Company, or (ii) any information that Seller or the Company is under a legal obligation not to disclose to third parties. Notwithstanding the foregoing, to the extent that documents are withheld from Buyer as a result of asserting (x) attorney-client privilege or (y) nondisclosure contractual obligations, Seller shall provide Buyer with a list of such documents citing the basis upon which each document is withheld (except to the extent such disclosure itself would violate such privilege or obligations) and, if the basis for withholding is attorney-client privilege, the name of the party asserting the privilege; provided that, the assertion of the privilege by the Company or a third party, including Exelon or its affiliates, shall in no event be deemed to constitute a breach by Seller of its obligations under this Section 5.15. In addition, Seller shall use Commercially Reasonable Efforts to seek waiver of any attorney-client privilege and to protect against, or cause to be protected against, such documents from being destroyed or lost during the Interim Period.

         SECTION 5.16 Prohibited Transactions. From and after the date hereof, none of the Seller nor any member of the Company Group, nor their respective officers, directors, employees, affiliates, stockholders, representatives or agents, nor anyone acting on behalf of any of them, shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any non-public information to, any person or entity (other than Buyer and its representatives) concerning any sale of BEUSH Shares or similar transaction involving the Company or the Assets (collectively "Prohibited Transactions") unless this Agreement is terminated pursuant to and in accordance with Article 8 hereof; provided that, Seller may provide FPL with a copy of this Agreement, the Waiver Letter, dated as of the date of this Agreement, from Buyer to Seller relating to the Agreement, and the notice from Buyer referred to in the Recitals, subject to the requirements of the Confidentiality Agreement.

         SECTION 5.17 Financial Statements. (a) Within thirty (30) days after the end of each calendar month during the Interim Period, the Seller shall provide to the Buyer consolidated financial statements of the Company Group, including a consolidated balance sheet as of the end of such calendar month and income and cash-flow statements for the one-month period then ending. Except as set forth on Schedule 5.17, such financial statements shall (a) be in accordance with the books and records of the Company Group, (b) be prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except for the absence of footnotes and normal year-end adjustments), and (c) present fairly and accurately in accordance with GAAP the assets, liabilities (including, without limitation, all reserves) and financial condition of the Company Group as of the respective dates thereof and the results of operations for the periods covered thereby.

                  (b) Seller shall deliver to Buyer, as soon as practicable after they become available to Seller, the audited consolidated balance sheets of each of BEUSH, BEUILLC and British Energy, LP, in each case as of December

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

31, 2002 and the related audited consolidated statements of income and cash flows for the year ended December 31, 2002.

         SECTION 5.18 Transmission. During the Interim Period, Seller shall use Commercially Reasonable Efforts to cause the Company to obtain and/or maintain any and all necessary transmission rights and services required in order to deliver the energy and capacity output of the Facilities to the purchasers of such output.

         SECTION 5.19 Risk of Loss. Except as otherwise provided in this Section
5.19 and Article 7, during the Interim Period all risk of loss or damage to the property included in the Assets shall be borne by the Seller. If during the Interim Period the Assets are damaged by fire or other casualty (each such event, an "Event of Loss") or are taken by a Governmental Authority by exercise of the power of eminent domain (each, a "Taking"), the following provisions shall apply:

                  (a) Upon the occurrence of (i) any one or more Events of Loss, as a result of which the aggregate costs to restore, repair or replace, less any insurance proceeds received or payable to the Company in connection with such Event or Events of Loss (provided that any insurance proceeds received or payable in connection with the Event or Events of Loss are either used to restore, repair or replace such Event or Events of Loss) are reasonably estimated to be equal to or less than $10,000,000, and/or (ii) any one or more Takings, as a result of which the aggregate condemnation proceeds equal an amount reasonably estimated to be equal to or less than $10,000,000, shall have no effect on the transactions contemplated hereby; provided that any condemnation proceeds received or payable in connection with the Taking or Takings shall be excluded from the calculation of Company Working Capital at Closing;

                  (b) Upon the occurrence of (i) any one or more Events of Loss, as a result of which the aggregate costs to restore, repair or replace, less any insurance proceeds received or payable to the Company in connection with such Event or Events of Loss (provided that any insurance proceeds received or payable in connection with the Event or Events of Loss are used to restore, repair or replace such Event or Events of Loss) are reasonably estimated to be greater than $10,000,000, and/or (ii) any one or more Takings, as a result of which the aggregate condemnation proceeds are reasonably estimated to be greater than $10,000,000 (a "Major Loss"), Seller shall have, in the case of a Major Loss relating to one or more Events of Loss, the option, exercised by notice to the Buyer, to cause the Company to restore, repair or replace the affected Assets. If the Seller elects not to cause the Company to restore, repair or replace the Assets affected by a Major Loss, or such Major Loss is the result of one or more Takings, the provisions of Section 5.19(c) will apply;

                 (c) In the event that the Seller elects not to cause the Company to restore, repair or replace a Major Loss, or in the event that the Seller, having elected to cause the Company to repair, replace or restore the Major Loss, fails to cause the Company to complete such repair, replacement or restoration prior to the Closing Date, or in the event that a Major Loss is the result of one or more Takings, then the Parties shall, within thirty (30) days following the Seller's election not to cause the Company to restore, repair or replace, failure to complete, or the occurrence of such Takings, as the case may be, negotiate in good faith an equitable adjustment in the Purchase Price to reflect the impact of the Major Loss, as mitigated by any repair, replacement or restoration work actually completed by the Company, on the Assets, and proceed

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

to the Closing at a Purchase Price so adjusted. To assist the Buyer in its evaluation of any and all Events of Loss, the Seller shall provide the Buyer such access to the Assets and such information as the Buyer may reasonably request in connection therewith; and

                  (d) In the event that the Parties fail to reach agreement on an equitable adjustment of the Purchase Price within the thirty (30) days provided in Section 5.19(c), then the Buyer shall have the right to elect, exercisable by notice to the Seller within fifteen (15) days immediately following the expiration of the thirty (30) day period, to (i) proceed with the consummation of the transaction at the Closing, with a reduction in the Purchase Price, consistent with the Seller's last offer of equitable adjustment thereto as contemplated by the penultimate sentence of Section 5.19(c) communicated to the Buyer, in which event the Seller shall assign over or deliver to the Buyer at the Closing all condemnation proceeds or insurance proceeds that the Seller receives, or to which the Seller become entitled by virtue of the Event of Loss or Taking with respect to the Assets, less any costs and expenses reasonably incurred by the Seller in connection with such Events of Loss or Taking or in obtaining such condemnation proceeds or insurance proceeds, and less the reduction in the Purchase Price made pursuant to this clause (i), or (ii) submit the matter to dispute resolution pursuant to Section 9.16 to determine the adjustment, if any, in the Purchase Price, which determination shall be binding on all Parties. If the Buyer fails to make the election within the fifteen (15) day period described in the preceding sentence, the Buyer will be deemed to have made the election to proceed with the Closing under clause (i) hereof.

                  (e) For the avoidance of doubt, any Event of Loss which has been repaired, replaced or restored by Seller pursuant to Section 5.19(b) or any Taking or Event of Loss which has been the subject of a purchase price reduction pursuant to Section 5.19(c) or 5.19(d) shall be disregarded for purposes of determining whether Seller has breached any representation or warranty hereunder, including for purposes of Section 6.2(a) and Section 7.1(i).

                                   ARTICLE 6

                              Conditions to Closing

         SECTION 6.1 Conditions to Obligations of Buyer and British Energy. The obligations of Buyer and British Energy to consummate the Closing are subject to the satisfaction of the following conditions:


                  (a) The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act and any other material waiting periods under applicable foreign laws (if any) shall have expired or been terminated, or the Parties shall have determined to their mutual satisfaction that the transactions contemplated hereby are exempt from the HSR Act or other applicable foreign laws. No action by the Federal Trade Commission, Department of Justice or any foreign Governmental Entity challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall have been instituted and be pending.

                   (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect restraining or prohibiting the consummation of the transactions

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

contemplated hereby nor shall any action have been taken or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal or prevents or prohibits the sale of the BEUSH Shares.

         SECTION 6.2 Condition to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver of each of the following conditions:


                   (a) Representations, Warranties and Covenants. The representations and warranties in Article 3 shall be true and correct in all material respects on and as of the Closing Date, as if such representations and warranties were made on and as of the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true in all material respects as of such specified date), and the covenants and agreements of Seller to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement, except where the failure of such representations and warranties to be so true, correct and complete or failure to perform a covenant or agreement shall not have, individually or in the aggregate, resulted in a Material Adverse Effect on any member of the Company Group. The Seller shall have delivered an officer's certificate dated as of the Closing, to such effect.

                   (b) Closing Documents. On or prior to the Closing Date, Seller shall have delivered all agreements, instruments and documents required to be delivered by Seller pursuant to Section 2.4. The Seller shall have delivered an officer's certificate, dated as of the Closing, to such effect.

                   (c) No Action. Except for any NRC Proceeding initiated by a party other than a member of the Company Group which may be pending after the NRC has approved the Application, on the Closing Date, no claim or Action (excluding any such matter initiated by Buyer or any of its Affiliates) shall be pending or threatened seeking to enjoin or restrain the consummation of the Closing or the transactions contemplated by this Agreement, or seeking to recover substantial damages from Buyer or any Affiliate of Buyer resulting therefrom.

                  (d) Buyer's Regulatory Approvals. Buyer shall have obtained or made each of the approvals listed on Schedule 6.2(d) (the "Buyer Regulatory Approvals"), each such approval to be in form and substance reasonably acceptable to Buyer.

                  (e) Seller Approvals and Consents. Seller shall have obtained or made each of the British Energy Regulatory Approvals, each such approval shall be in form and substance reasonably acceptable to Buyer.

                  (f) Legal Opinions. Buyer shall have received opinions of counsel of British Energy, such in the form of Exhibit A(i) and Exhibit A(ii).


                  (g) No Material Adverse Effect. No Material Adverse Effect as to any member of the Company Group shall have occurred and be continuing.

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

                  (h) ISRA Clearance. Seller shall have obtained an ISRA clearance satisfying the requirements of Section 5.13.

                  (i) No Permanent Shutdown of Facilities. None of the Facilities shall have been permanently shut down as a result of actions taken by the NRC or other Governmental Authority.

                  (j) No Reduction of Licensed Thermal Output. Neither the NRC nor any other Governmental Authority shall have reduced the licensed thermal output of any Facility by an amount that exceeds five percent (5%) of the licensed thermal output of all Facilities on an aggregate basis.

                   (k) Guarantee of British Energy plc. British Energy shall deliver or cause to be delivered (i) a guaranty, in the form of Exhibit D hereto, executed by British Energy plc in favor of Buyer, guaranteeing the obligations of British Energy under this Agreement or (ii) an executed substitute guaranty or other credit support that guarantees the obligations of British Energy under this Agreement, in form and substance reasonably acceptable to Buyer.

                  (1) Tax Matter. (i) The Company has received from the Internal Revenue Service, and delivered to Buyer, a private letter ruling under Treas. Reg. Section 301.9100 that the transfer in 2001 of the fifty percent (50%) ownership interest in the Company from PECO Energy Company to Exelon had the tax consequences set forth in Treas. Reg. Section 1.468A-6(c); or (ii) Buyer has received a "will" opinion to the foregoing effect, dated as of the Closing Date, from counsel to Seller, addressed and in form satisfactory to Buyer in Buyer's sole and absolute discretion.

                  (m) Any Liens associated with the Credit Facility Agreement or the Pledge Agreement shall have been released in the reasonable satisfaction of Buyer.

         SECTION 6.3 Conditions to Obligation of British Energy. The obligation of British Energy to consummate the Closing is subject to the satisfaction or waiver of each of the following conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties of Buyer contained in Article 4 shall be true and correct in all material respects on and as of the Closing Date, as if such representations and warranties were made on and as of the Closing Date (except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true in all material respects as of such specified date), and the covenants and agreements of Seller to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement, except where the failure of such representations and warranties to be so true, correct and complete or failure to perform a covenant or agreement shall not have, individually or in the aggregate, resulted in a Material Adverse Effect on Buyer. The Buyer shall have delivered an officer's certificate, dated as of the Closing, to such effect.

                  (b) Closing Documents. On or prior to the Closing Date, Buyer shall have delivered all agreements, instruments and documents required to be delivered by Buyer pursuant to Section 2.5. The Buyer shall have delivered an officer's certificate, dated as of the Closing, to such effect.

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

                   (c) No Action. Except for any NRC Proceeding which may be pending after the NRC has approved the Application, on the Closing Date, no claim or Action (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened seeking to enjoin or restrain the consummation of the Closing or the transactions contemplated by this Agreement, or seeking to recover substantial damages from Seller or any Affiliate of Seller resulting therefrom.

                  (d) British Energy Approvals. British Energy shall have obtained or made each of the approvals listed on Schedule 6.3(d) (the "British Energy Regulatory Approvals"), each such approval to be in form and substance reasonably acceptable to British Energy. The approvals listed in Items 1 and 2 of Schedule 3.2 shall have been obtained.

                  (e) [Intentionally Omitted.]

                  (f) ISRA Clearance. Seller shall have obtained an ISRA clearance meeting the requirements set forth in Section 5.13.

                                   ARTICLE 7

                                 Indemnification

         SECTION 7.1 Indemnification by Seller. From and after the Closing, subject to the other terms and limitations set forth in this Agreement, Seller shall, indemnify, defend, reimburse and hold harmless Buyer, its Affiliates (including the Company Group) and their respective directors, officers, partners and employees (each such Person, a "Buyer Indemnified Party" and, collectively, the "Buyer Indemnified Parties"), from and against any and all Losses actually incurred by any Buyer Indemnified Party (i) for any breach of the representations and warranties contained in Article 3 or in any certificate delivered by Seller at the Closing with respect to such representations and warranties, (ii) for any breach of the covenants or obligations of Seller under this Agreement, (iii) for any Seller Ownership Period Environmental Liability, or (iv) for any Pre-Closing ERISA Liability.

         SECTION 7.2 Indemnification by Buyer. From and after the Closing, subject to the other terms and limitations set forth in this Agreement, Buyer shall indemnify, defend, reimburse and hold harmless Seller, its Affiliates and their respective directors, officers, partners and employees (each such Person, a "Seller Indemnified Party" and, collectively, the "Seller Indemnified Parties"), from and against any and all Losses actually incurred by any Seller Indemnified Party (i) for any breach of Buyer's representations or warranties made in this Agreement or in any certificate delivered by Buyer at the Closing with respect to such representations and warranties, or (ii) for any breach of the covenants or obligations of Buyer under this Agreement.

         SECTION 7.3 Limitations on Indemnity.

                  (a) Except for the specific indemnity provided in Section 7.7 of this Agreement, anything in this Agreement to the contrary notwithstanding, in no event shall Seller ever be required to indemnify any Buyer Indemnified

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

Party for Losses pursuant to Section 7.1 or any of the other provisions of this Agreement, including Section 5.10 (or to pay any other amount in connection with or with respect to this Agreement or the transactions contemplated by this Agreement) (i) until the aggregate amount of all such Losses shall have exceeded $5 million (the "Deductible"), whereupon only Losses in excess of the Deductible shall be subject to indemnification hereunder; provided, however, that any individual Loss of less than $100,000 that is otherwise subject to indemnification hereunder shall be disregarded in determining whether any Buyer Indemnified Party has incurred Losses up to or exceeding the Deductible, or (ii) in an amount exceeding, in the aggregate, 75% of the Adjusted Purchase Price.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer agree that the recovery by any Indemnified Party of any damages suffered or incurred by such Indemnified Party as a result of any breach by another Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by an Indemnified Party as a result of the breach by the breaching Party of its obligations hereunder, and in no event shall the breaching Party be liable to an Indemnified Party for any indirect, consequential, special, exemplary or punitive damages (including any damages on account of lost profits or opportunities or lost or delayed generation) suffered or incurred by an Indemnified Party as a result of the breach by the breaching Party of any of its obligations hereunder.

         SECTION 7.4 Indemnity Procedures.

                  (a) If a claim by a third party is made against a Seller Indemnified Party or a Buyer Indemnified Party (any such person, an "Indemnified Party") or an Indemnified Party shall otherwise learn of an assertion or of a potential claim, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article 7 (other than with respect to an indemnity arising out of the breach of any representation or warranty contained in Sections 3.16, 3.17 or 3.23, which shall be governed by Section 5.10(g)), such Indemnified Party shall promptly furnish written notice of such claim (in reasonable detail and including the factual basis for such claim and, to the extent known, the amount thereof) to the Party against whom indemnity is sought (such Party, in such capacity, the "Indemnifying Party"). Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party's receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such claim. The failure of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually disadvantaged by such delay in delivery of notice of such claim. The Indemnifying Party shall have thirty (30) days after receipt of such notice to provide written notice to the Indemnified Party acknowledging unconditionally its obligations to indemnify the Indemnified Party with respect to such claim (an "Acceptance Notice") and if it delivers an Acceptance Notice, to elect to undertake, conduct and control (through counsel of its own choosing and at its own expense), the settlement or defense of such claim, and the Indemnified Party shall cooperate with it in connection therewith. If the Indemnifying Party does not assume the conduct and control of such settlement and defense, it shall have the right to participate in the settlement or defense of such claim, and the Indemnified Party shall cooperate with it in connection therewith. If the Indemnifying Party elects to undertake, conduct and control the settlement or defense of such claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (but the fees and expenses of such counsel shall be borne by such Indemnified Party). So long as the Indemnifying Party, at the Indemnifying Party's cost and expense, (i) has undertaken the defense of, and assumed full

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

responsibility for all indemnified liabilities with respect to, such claim, (ii) is reasonably contesting such claim in good faith through appropriate proceedings, and (iii) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim; provided, however, that, the Indemnified Party shall have the right to pay or settle any such claim if it has waived in writing any right to indemnity by the Indemnifying Party for such claim; and, provided, further, that, if within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity under this Section 7.4(a), the Indemnifying Party does not notify the Indemnified Party that it elects (at the Indemnifying Party's cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified liabilities with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Indemnified Party's property as contemplated above, the Indemnified Party shall have the right to contest, settle or compromise such claim and the Indemnified Party shall not thereby waive any right to indemnity for such claim under this Agreement.

                  (b) Any claim on account of Losses for which indemnification is provided under this Agreement which does not involve a claim of a third party will be asserted by prompt written notice (setting forth in reasonable detail the facts or circumstances that allegedly give rise to such claim and, to the extent known, the amount thereof) given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought. The failure or delay by any Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Agreement, except to the extent that the Indemnifying Party is actually disadvantaged by such delay in delivery of notice of such claim.

                 (c) In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any claim (an "Indemnified Claim"), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

         SECTION 7.5 Procedural Requirements for Environmental Claims by Buyer. The provisions of this Section 7.5 are in addition to, and not in limitation of, the procedures set forth in Section 7.4 (which shall be deemed superseded to the extent inconsistent with this Section 7.5). Buyer will provide Seller with prompt notice describing in reasonable detail any condition or claim in respect of which Losses arising out of a breach of the representations and warranties in
Section 3.20 or any Seller Ownership Period Environmental Liability are or may be incurred by any Buyer Indemnified Party; provided, however, that if such notice is not given within a sufficient period of time or in sufficient detail to apprise Seller of the nature of any such condition or claim (in each instance taking into account the facts and circumstances with respect thereto), the costs and expenses incurred by such Buyer Indemnified Party in connection with such condition or claim shall not constitute Losses to the extent that Seller's position is actually prejudiced as a result thereof. Seller will have the option to participate, at their own expense, in the resolution of any such conditions

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or claims (and, in any event, Buyer will consult in good faith with Seller in respect of the resolution of any such conditions or claims). Buyer will keep Seller apprised of the status of and any action by or on behalf of Buyer or any member of the Company Group or their respective Affiliates with respect to all such conditions or claims. If Seller is not given, within a sufficient period of time or in sufficient detail, information necessary to reasonably apprise Seller of the status of and any action by or on behalf of Buyer, any member of the Company Group or their respective Affiliates with respect to any such conditions or claims (in each instance taking into account the facts and circumstances with respect thereto), the costs and expenses incurred by Buyer or any member of the Company Group in connection with such condition or claim shall not constitute Losses to the extent that Seller's position is actually prejudiced as a result thereof.

         SECTION 7.6 Survival and Time Limitation. The terms and provisions of this Agreement shall survive the Closing of the transactions contemplated hereunder. Notwithstanding the foregoing, after Closing, any claim by any Buyer Indemnified Party that Seller is liable to such Buyer Indemnified Party under the terms of this Agreement for breach of any representations and warranties of Seller must be given to Seller on or prior to the date that is twelve (12) months after the Closing Date, except for (i) any claims for breach of the representations and warranties of Seller in Sections 3.1, 3.2, 3.3, 3.10, 3.11, 3.12, 3.16, 3.17 and 3.23, and any claims made by Buyer pursuant to Section 5.10, which must be given to Seller (or not at all) on or prior to the date that is ninety (90) days after the expiration of all applicable statutes of limitations with respect to the matters covered thereby, (ii) any claim for breach of the representations and warranties of Seller in Sections 3.7, 3.8, 3.9 and 3.36, which shall survive indefinitely, (iii) except as described in clause
(iv) of this Section 7.6, any claim for breach of the representations and warranties of Seller in Section 3.20, which must be given to Seller on or prior to the date that is twenty-four (24) months after the Closing Date, (iv) any claim for breach of Section 3.20 relating to the matters described in Section
7.7 hereof, which shall survive until the later of the complete and conclusive resolution of any such matters with any applicable Governmental Authority or the payment in full of any amounts owed to each Buyer Indemnified Party under
Section 7.7, and (v) any claim for breach of Section 3.37, which shall survive for the initial license term of each respective Facility. Notwithstanding the initial sentence of this Section 7.6, after Closing, any claim by any Seller Indemnified Party that Buyer is liable to such Seller Indemnified Party for a breach of any representations and warranties of Buyer must be given to Buyer on or prior to the date that is twelve (12) months after the Closing Date. All covenants and other agreements of Seller and Buyer contained in this Agreement that by their terms are to be performed after the Closing shall survive until the expiration of all applicable statutes of limitations with respect to the matters covered thereby.

         SECTION 7.7 Specific Indemnity by Seller. Notwithstanding the foregoing, from and after the Closing, Seller shall indemnify, defend, reimburse and hold harmless each Buyer Indemnified Party from and against any and all Losses actually incurred by any Buyer Indemnified Party that were incurred by such Buyer Indemnified Party as a result of the "Fish Kill" described in
Schedule 3.20 hereof (including without limitation any and all Losses actually incurred in connection with the allegations set forth in Schwartz v. AmerGen Energy Company, Exelon Generation Company, British Energy Company et al., Superior Court of New Jersey, Docket L-2075-03 as filed on July 25, 2003, and any subsequent amendments to the allegations related to the "Fish Kill", as

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described in Schedule 3.20 hereof). In connection with making an Indemnified
Claim, the Parties shall follow the Indemnification Procedures described in Sections 7.4 and 7.5 above.

         SECTION 7.8 Further Indemnity Limitations. The amount of any indemnifiable Loss shall be reduced (i) to the extent any Indemnified Party actually receives any insurance proceeds with respect to such Loss, (ii) to take into account any net Tax benefit arising from the recognition of the Loss, (iii) to take into account any payment actually received by an Indemnified Party from a third party with respect to such Loss, and (iv) to the extent of any Loss that is attributable to a determination that the initial Tax Basis of the assets of the Company should not be increased by the amount of the nonqualified decommissioning liability.

         SECTION 7.9 Sole and Exclusive Remedy. From and after the Closing, except as provided in Section 5.10 of this Agreement for any claim in respect of Taxes, the indemnification provisions of this Article 7 shall be the sole and exclusive post-Closing remedy of each Party (including the Seller Indemnified Parties and the Buyer Indemnified Parties) (i) for any breach of any Party's representations, warranties, covenants or agreements contained in this Agreement, or (ii) otherwise with respect to this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action it or any of its Affiliates may have against another Party hereunder with respect thereto.

                                    ARTICLE 8

                                     Termination

         SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written agreement of British Energy and Buyer;

                  (b) by British Energy or Buyer if the Closing shall not have been consummated on or before the day that is six (6) months after the date hereof, unless the reason that the Closing has not occurred shall be the failure of the Party seeking to terminate this Agreement to fulfill its obligations hereunder; provided, however, (i) that if the reason the Closing has not occurred is because Buyer Regulatory Approvals or British Energy Regulatory Approvals have not been obtained and Commercially Reasonable Efforts are being undertaken to obtain such regulatory approvals by the Party responsible for obtaining such regulatory approvals, the reference to "the day that is six (6) months after the date hereof' in this Section 8.1(b) shall be extended for an additional six (6) months and neither British Energy nor Buyer may terminate this Agreement during such extended period so long as such Commercially Reasonable Efforts continue, or (ii) that if the reason the Closing has not occurred is because FPL Energy Nuclear Mid-Atlantic, LLC or its Affiliates (collectively "FPL") is attempting to prevent the transfer of the Seller's indirect interest in the Company and Seller has timely commenced arbitration proceedings or other legal action with FPL regarding FPL's action or inaction with respect to such transfer, the reference to "the day that is six (6) months after the date hereof" in this Section 8.1(b) shall be extended for an

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

additional six (6) months and neither British Energy nor Buyer may terminate this Agreement during such extended period;

                  (c) by British Energy or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

                  (d) by Buyer if any Buyer Regulatory Approvals shall have been denied (and a petition for rehearing, a petition for review or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted subject to terms and conditions that would likely have a Material Adverse Effect, and all appeals of any such actions shall have been taken and been unsuccessful;

                  (e) by British Energy if any British Energy Regulatory Approvals shall have been denied (and a petition for rehearing, a petition for review or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted subject to terms and conditions that would likely have a Material Adverse Effect, and all appeals of any such actions shall have been taken and been unsuccessful;

                  (f) by Buyer if there has been a material violation or breach by British Energy of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by British Energy of written notice specifying particularly such violation or breach, and such violation or breach has not been waived by Buyer;

                  (g) by British Energy if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Buyer of written notice specifying particularly such violation or breach, and such violation or breach has not been waived by British Energy;

         The Party desiring to terminate this Agreement shall give notice of such termination to the other Party in the manner set forth in Section 8.2.

         SECTION 8.2 Effect of Termination. In the event of termination of this Agreement by Seller or Buyer pursuant to Section 8.1, written notice thereof shall promptly be given by the terminating Party to the other Parties, and this Agreement shall thereupon terminate provided, however, the termination of this Agreement shall not release any party from liability for any breach of any representation, warranty or covenant contained herein prior to the date of termination. Following any such termination, Buyer and Seller will continue to be bound by the obligations set forth in Sections 5.8 and 5.9 and Article 7. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.

         SECTION 8.3 Remedies.

                  (a) Seller's Remedies. (i) Notwithstanding anything herein to the contrary, upon the failure by Buyer to fulfill any undertaking or commitment provided for herein on the part of Buyer that is required to be fulfilled on or

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

prior to the Closing Date, Seller, at its sole option, may enforce specific performance of this Agreement or pursue any rights or remedies available at law or in equity.

                  (b) Seller's Remedy for Termination Pursuant to Section 8.1(b), 8.l(c), 8.1(d) or 8.1(e). In the event that (i) this Agreement is terminated pursuant to any of Section 8.1(b) through 8.1(e), (ii) such termination resulted from a failure to obtain applicable regulatory approvals, and (iii) such failure is attributable to the announcement or consummation after the date hereof of any transaction pursuant to which Buyer or any of its Affiliates would acquire any electric generation facilities or uncommitted electric generating capacity, Buyer shall pay to Seller, no later than five (5) days after any such termination, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to $8,295,000.

                  (c) Buyer's Remedies. Except as set forth in Section 8.3(d) hereof, notwithstanding anything herein provided to the contrary, upon failure of Seller to fulfill any undertaking or commitment provided for herein on the part of Seller that is required to be fulfilled on or prior to the Closing Date, Buyer, at its sole option, may enforce specific performance of this Agreement or pursue any rights or remedies available at law or in equity.

                  (d) Buyer's Remedy for Termination Pursuant to Section 8.1(b). In the event that this Agreement is terminated by Buyer or Seller pursuant to
Section 8.1(b) and the Closing shall not have been consummated as a result of FPL's material interference with the transactions contemplated hereby, Buyer's sole and exclusive remedy for such termination shall be a termination payment in the amount of $8,295,000 (the "Break Up Fee"), payable by Seller to Buyer by wire transfer no later than five (5) days after the consummation of any sale of the BEUSH Shares which directly or indirectly transfers the Company Group's ownership interest in the Company to FPL or an Affiliate thereof; provided that, in the event that, following such a termination of this Agreement, Seller has not consummated such a sale of its direct or indirect ownership interests in the Company within one (1) year of the date of this Agreement, Seller shall make a payment to Buyer, within three (3) Business Days after the first anniversary of the date hereof, in the amount of $1,000,000, such amount to be deducted from any payment of the Break Up Fee upon consummation of such a sale within three
(3) years from the date of this Agreement. In the event such a sale of Seller's direct or indirect ownership interests in the Company is not consummated within three (3) years from the date of this Agreement, Seller shall have no further liability to Buyer for termination pursuant to Section 8.1(b). The Parties agree that Buyer's actual damages as a result of such termination would be extremely difficult to calculate, and that such payment constitutes liquidated damages for the consequences of such termination and is not a penalty.

                   (e) Election of Remedies. (i) Except as set forth in Section 8.3(d) hereof, if any Party elects to pursue singularly any right or remedy available to it under this Section 8.3, then such Party may at any time thereafter cease pursuing that right or remedy and elect to pursue any other right or remedy available to it under this Section 8.3. All rights and remedies hereunder (except those set forth in Section 8.3(d)) shall be cumulative. Except as otherwise provided by Applicable Law, no delay or forbearance by a Party in the exercise or enforcement of any right or remedy hereunder shall be deemed a waiver by such party of its right hereunder to exercise or enforce such right or remedy.

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                                   ARTICLE 9

                                  Miscellaneous

         SECTION 9.1 Notices. All notices, requests and other communications to either Party hereunder shall be in writing. All notices, request, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) sent by next-day or overnight mail or delivery, or
(iii) sent by facsimile addressed as follows:

         If to Buyer, to:

                  Exelon Generation Company, LLC
                  4300 Winfield Road
                  Warrenville, IL 60555
                  Attn:  Chief Executive Officer and Chief Nuclear Officer
                  Telecopy: (630) 657-4300

         with a copy to:

                  Exelon Corporation
                  10 South Dearborn Street
                  Chicago, IL 60603
                  Attn:  Executive Vice President and General Counsel
                  Telecopy:   (312) 394-2900

         If to British Energy, to:

                  3 Redwood Crescent
                  Peel Park
                  East Kilbride, G74 SPR, Scotland
                  Attn:  Company Secretary
                  Telecopy: 011-44-13552-62563

         with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017-3954
                  Attn:   Mario A. Ponce, Esq.
                  Telecopy: (212) 455-3442

         All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax or telegram, on the next business day following the day on which such fax or telegram was sent, provided, however, that a copy is also sent by certified or registered mail.

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         SECTION 9.2 Amendments; No Waivers.

                  (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and British Energy or in the case of a waiver, by the Party against whom the waiver is to be effective.

                   (b) No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.3 Expenses. Except as expressly provided in this Agreement, all costs and expenses incurred in connection with the execution, delivery and performance of this Agreement, including fees and expenses of counsel, financial advisors and accountants, shall be paid by the Party incurring such cost or expense (or in the case of any fees or expenses incurred by any member of the Company Group, by Seller), whether or not the Closing shall have occurred.

         SECTION 9.4 Successors and Assigns. The rights and obligations of the Parties shall not be assigned or delegated by either Seller, on the one hand, or Buyer, on the other hand, without the written consent of Buyer (in the case of an assignment or delegation by Seller) or Seller (in the case of an assignment or delegation by Buyer), which consent shall not be unreasonably withheld or delayed. No assignment of this Agreement will relieve the assigning Party of its obligations hereunder. Subject to the two preceding sentences, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

         SECTION 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         SECTION 9.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile transmission by signing a duplicate original document.

         SECTION 9.7 Entire Agreement. This Agreement and, to the extent applicable, the LLC Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the

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Parties with respect to the subject matter of this Agreement. Neither this
Agreement nor any provision hereof is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

         SECTION 9.8 Captions. The captions herein are included for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

         SECTION 9.9 Third Party Beneficiaries. Except as provided in Sections 5.8, 5.12 and 7.2, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns.

         SECTION 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.11 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or", (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to", (e) references to "hereunder" or "herein" relate to this Agreement and (f) section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

         SECTION 9.12 Consent to Jurisdiction.

                  (a) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of New York sitting in New York County or any Federal court of the United States of America sitting in the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement or for recognition or enforcement of any judgment relating to the transactions contemplated by this Agreement, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court of the State of New York or, to the extent permitted by Law, in such Federal court. Each of the Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

                  (b) Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any court of the State of New

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York sitting in New York County or any Federal court of the United States of
America sitting in the State of New York. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         SECTION 9.13 Waiver of Punitive and Other Damages and Jury Trial.

                  (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                  (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

         SECTION 9.14 Good Faith Covenant. The Parties agree that their actions and dealings with each other pursuant to this Agreement shall be subject to an express covenant of good faith and fair dealing.

         SECTION 9.15 Buyer Obligations. Any obligations of the Buyer under this Agreement may be satisfied or performed by an Affiliate of the Buyer.

         SECTION 9.16 Dispute Resolution. Prior to instituting any litigation or other dispute resolution in connection with this Agreement, the Parties will attempt in good faith to resolve any dispute or claim by referring any such matter, within ten (10) days of written notice of any such dispute or claim, to one of their respective executive officers for resolution. The executive officers of the Parties shall attempt to resolve the dispute or claim within thirty (30) days thereafter.

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         SECTION 9.17 Change in Law. If and to the extent that any Laws or regulations that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful or unpracticable, then the Parties shall endeavor, to the extent reasonably possible, to enter into such amendments to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes, without materially changing the overall benefits or consideration expected hereunder by either Party.

         SECTION 9.18 Time is of the Essence; Action on a Business Day. Time is of the essence under this Agreement. If the date specified in this Agreement for the giving of any notice or the taking of any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

                           [intentionally left blank]

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   BUYER

                                   EXELON GENERATION COMPANY, LLC


                                   By:
                                      ------------------------------------------
                                   Name:
                                   Title:

                                   SELLER

                                   BRITISH ENERGY INVESTMENT LTD.


                                   By:
                                      ------------------------------------------
                                   Name:
                                   Title:






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